UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. ___ )

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ASGN Incorporated
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4400 Cox Road, Suite 110
Glen Allen, Virginia 23060

April 24, 2025

Dear Fellow Stockholder:

On behalf of your Board of Directors and management, you are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of ASGN Incorporated (the “Company” or “ASGN”), at which you will be asked to vote upon:

1.	the election of Brian J. Callaghan, Theodore S. Hanson, Maria R. Hawthorne and Edwin A. Sheridan, IV, as directors for three-year terms to expire at our 2028 Annual Meeting of Stockholders;
2.	an advisory vote to approve the Company's named executive officer compensation for the year ended December 31, 2024;
3.	approval of the Company's First Amendment to the Second Amended and Restated 2010 Incentive Award Plan;
4.	approval of the Company's First Amendment to the Second Amended and Restated 2010 Employee Stock Purchase Plan;
5.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
6.	such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Annual Meeting will be held on Thursday, June 12, 2025, at 9:00 a.m. Eastern Time, at the Mandarin Oriental Boston located at 776 Boylston Street, Boston, MA 02199. The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describes the business to be acted upon, which you are urged to read carefully.

Please promptly vote your shares by telephone, using the Internet, or by signing and returning your proxy in the enclosed envelope.

Your vote is important no matter how many shares you own. In order to ensure that your shares will be represented at the Annual Meeting, please vote your shares using one of the voting instruments available to you. If you attend the Annual Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy card.

We thank you for your continued interest in ASGN and look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Theodore S. Hanson
Theodore S. Hanson
Chief Executive Officer

4400 Cox Road, Suite 110
Glen Allen, Virginia 23060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Thursday, June 12, 2025

The 2025 Annual Meeting of Stockholders of ASGN Incorporated (the "Company" or "ASGN") will be held on Thursday, June 12, 2025, at 9:00 a.m. Eastern Time, for the purpose of considering and voting upon:

1.	the election of Brian J. Callaghan, Theodore S. Hanson, Maria R. Hawthorne and Edwin A. Sheridan, IV, as directors for three-year terms to expire at our 2028 Annual Meeting of Stockholders;
2.	an advisory vote to approve the Company's named executive officer compensation for the year ended December 31, 2024;
3.	approval of the Company's First Amendment to the Second Amended and Restated 2010 Incentive Award Plan;
4.	approval of the Company's First Amendment to the Second Amended and Restated 2010 Employee Stock Purchase Plan;
5.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
6.	such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The expenses of printing proxy materials, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by ASGN Incorporated. Only stockholders of record at the close of business on April 16, 2025 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Please call (818) 878-7900 to obtain directions. However, to ensure your representation at the Annual Meeting, you may access your proxy card by going to www.envisionreports.com/ASGN, entering the information requested on your computer screen and following the simple instructions, or by calling (in the United States, U.S. territories, and Canada) toll free 1-800-652-VOTE (8683) on a touchtone telephone and following the simple instructions provided by the recorded message. The instructions for voting can be found with your proxy card, on the Notice, and on the website listed in the Notice. If you received or requested a printed version of the proxy card, you may also vote by mail. Any stockholder of record attending the Annual Meeting may vote during the Annual Meeting even if the stockholder has previously returned a proxy card. If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the Annual Meeting.

By Order of the Board,
/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
Secretary
April 24, 2025

2025 PROXY STATEMENT TABLE OF CONTENTS

Proposal One – Election of Directors	2	Pay Versus Performance	41
Vote Required	2	Equity Compensation Plan Information	44
Board Recommendation	2	Proposal Two – Advisory Vote on Executive Compensation	46
Board Experience Matrix	8
Independent Directors and Material Proceedings	8	Vote Required	46
Role of the Board	8	Board Recommendation	46
Board Leadership Structure	9	Proposal Three – Approval of the First Amendment to the Second Amended and Restated ASGN Incorporated 2010 Incentive Award Plan	47
Board Committees and Meetings	9
Risk Oversight	11	Introduction and Stockholder Approval Requirement	47
Meetings	12	Highlights of Stockholder Protections under the Plan	48
Attendance of Directors at 2024 Annual Meeting of Stockholders	12	Description of the Amended Plan	49
Director Compensation	12	Material Federal Income Tax Consequences	51
Sustainability at ASGN	13	New Plan Awards and Awards Granted to Certain Persons as of March 31, 2025	52
Director and Executive Officer Stock Ownership Guidelines	14	Vote Required	52
Director and Executive Officer Hedging and Pledging Transactions Policy	14	Board Recommendation	52
Ethics	15	Proposal Four – Approval of the First Amendment to the Second Amended and Restated ASGN Incorporated 2010 Employee Stock Purchase Plan	53
Communicating with the Board	15
Compensation Committee Interlocks and Insider Participation	15	Description of the Amended ESPP Plan	53
Security Ownership of Certain Beneficial Owners and Management	16	Vote Required	55
Ownership of More than Five Percent of the Common Stock of ASGN	16	Board Recommendation	55
Ownership of Directors and Management of ASGN	17	Proposal Five – Ratification of Appointment of Independent Registered Public Accounting Firm	56
Compensation Committee Chair Letter	18
Executive Compensation Discussion and Analysis	19	Principal Accountant Fees and Services	56
Executive Summary	21	Vote Required	56
ASGN's Strategic Direction	22	Board Recommendation	56
Summary of Say-on-Pay and Responsiveness	22	Report of the Audit Committee	57
Compensation Philosophy	25	General Information about the Annual Meeting and Voting	58
Compensation Committee Report	33	Certain Relationships and Related Party Transactions	61
Summary Compensation Table	34	Other Matters	61
Grants of Plan-Based Awards	35	Where You Can Find Additional Information	61
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table	36	Incorporation by Reference	61
Outstanding Equity Awards at Fiscal Year End	37	Proposals by Stockholders	61
Option Exercises and Stock Vested	38	Miscellaneous	62
Non-Qualified Deferred Compensation	38	Annex A – Reconciliation of Performance Target	A-1
Payments Upon Termination or Change in Control	39	Annex B – First Amendment to the Company's Second Amended and Restated 2010 Incentive Award Plan	B-1
CEO Pay Ratio	41	Annex C – First Amendment to the Company's Second Amended and Restated 2010 Employee Stock Purchase Plan	C-1
i

ASGN Incorporated
4400 Cox Road, Suite 110
Glen Allen, Virginia 23060

PROXY STATEMENT
 For the Annual Meeting of Stockholders to be Held on
Thursday, June 12, 2025

ASGN Incorporated (the “Company,” “ASGN,” “we,” “our,” or “us”) is providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of ASGN of proxies to be voted at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 12, 2025 at 9:00 a.m. Eastern Time, or at any adjournment or postponement thereof. A Notice of 2025 Annual Meeting of Stockholders (the “Notice”) will be mailed to each stockholder entitled to vote at the Annual Meeting commencing on or about April 24, 2025.

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. Please refer to this complete document and our 2024 Annual Report.

2025 Annual Meeting of Stockholders Details

Date and Time	Place	Record Date
Thursday, June 12, 2025 at 9:00 a.m. ET	Mandarin Oriental Boston located at 776 Boylston Street, Boston, MA 02199	Close of Business, ET, April 16, 2025
Voting
Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and each of the proposals voted on.

Admission
All holders of the Company's common stock are invited to attend the Annual Meeting of Stockholders.

Proxy Voting Roadmap

PROPOSAL 1	PROPOSAL 2	PROPOSAL 3	PROPOSAL 4	PROPOSAL 5
Election of four directors	Advisory vote to approve the Company's named executive officers compensation	Approval of the Company's First Amendment to the Second Amended and Restated 2010 Incentive Award Plan	Approval of the Company's First Amendment to the Second Amended and Restated 2010 Employee Stock Purchase Plan	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

✓ FOR	✓ FOR	✓ FOR	✓ FOR	✓ FOR
Each Nominee

Page 2	Page 46	Page 47	Page 53	Page 56

PROPOSAL ONE – ELECTION OF DIRECTORS

The Bylaws of ASGN provide that our Board shall be comprised of not less than four but no more than 11 directors and the exact number within that range may be fixed by the Board. The number of directors on our Board is currently fixed at 10, three of whom are women, one of which identifies as Hispanic-American, and another who identifies as Asian-American. The Board is divided into three classes, as equal in number as possible. At each Annual Meeting, one class of directors is elected for a three-year term.

At this year’s Annual Meeting, four directors will be elected to serve until our 2028 Annual Meeting of Stockholders or until their successors are elected and qualified. Each of Brian J. Callaghan, Theodore S. Hanson, Maria R. Hawthorne and Edwin A. Sheridan, IV have terms that are expiring and have been nominated to stand for re-election. Unless otherwise instructed by stockholders, the persons named as proxies will vote the proxies received by them FOR the election of Brian J. Callaghan, Theodore S. Hanson, Maria R. Hawthorne and Edwin A. Sheridan, IV. Each of the nominees have consented to serve if elected, but if any of them are unable or unwilling to serve, the persons named as proxies may exercise their discretion to vote for substitute nominees.
 Vote Required

The nominees receiving the affirmative vote of a majority of the votes cast will be elected as directors.

Board Recommendation

The Board unanimously recommends that our stockholders vote FOR the four directors set forth below who are up for re-election this year.

Set forth below are the nominees’ biographies which include the skills, qualifications and experiences of each of the nominees.

Director Nominees Up for Election

Brian J. Callaghan
Director

Mr. Callaghan has been a director on ASGN’s Board since May 2012. Mr. Callaghan co-founded Apex Systems, Inc. ("Apex Systems") in 1995 and was Co-CEO until 2012 when the company was sold to ASGN. Mr. Callaghan was recognized in 2003 as Ernst & Young’s Entrepreneur of the Year. Mr. Callaghan brings over 25 years of information technology ("IT") staffing experience to the Board and provides extensive knowledge about all aspects of the IT staffing business and business growth strategies.

Key Qualifications
IT Staffing Experience
His 25 plus years of staffing experience including extensive knowledge of IT staffing support ASGN’s recruitment efforts.

Business Development
As the Co-Founder of Apex Systems, he leverages his past experience to assist ASGN in business development and growth strategies. At Apex Systems, he worked directly with customers, led staff, strategy, forecasting and building systems to support growth.

Advisory Roles
Part-owner of Richmond Flying Squirrels, the Double-A affiliate of the San Francisco Giants
Education Bachelor of Science in Psychology Virginia Polytechnic Institute and State University ("Virginia Tech") Career Highlights Co-Founder and Co-CEO, Apex Systems (1995 - 2012)

Theodore S. Hanson
Chief Executive Officer and Director

Mr. Hanson has served as Chief Executive Officer of ASGN since May 2019 and has been a member of ASGN’s Board since June 2019. He joined ASGN as Chief Financial Officer of Apex Systems, as a result of the Company’s acquisition of Apex Systems in May 2012, and also held the title of President from December 2016 through December 2021.

Key Qualifications
Executive Leadership
President of Apex Life Sciences; Chief Financial Officer, Apex Systems; Chief Financial Officer, Property Technologies Ltd.
He is an accomplished business operator, strategic M&A acquirer and integrator, and leader of capital allocation, debt and equity strategy as our CEO.
Extensive Financial Reporting Experience
Corporate Controller, Apex Systems
Accountant, Keiter, Stephens, Hurst, Gary and Shreaves
Advisory Roles
Advisory Council, Pamplin School of Business, Virginia Tech
Director, Apex Center for Entrepreneurs, Virginia Tech
Education
Bachelor of Science in Accounting and Business Management
Virginia Tech
Master of Business Administration
Virginia Commonwealth University

Career Highlights
Chief Executive Officer and Director, ASGN Incorporated (2019 – Present)
President, ASGN Incorporated (2016 – 2021)
Chief Financial Officer, Apex Systems, Inc. (2001 – 2012)
Corporate Controller, Apex Systems, Inc. (1998 – 2001)
Chief Financial Officer, Property Technologies Ltd., a voice and data solutions firm for the commercial and hospitality industries (1996 – 1998) CPA, Keiter, Stephens, Hurst, Gary and Shreaves, an independent accounting firm (1991 – 1996)

Maria R. Hawthorne
Director

Ms. Hawthorne has been a director on ASGN’s Board since June 2021 and has been the Chair of the Audit Committee since June 2024. Most recently, Ms. Hawthorne served as President and CEO of PS Business Parks, Inc. ("PS Business Parks"), a publicly-traded real estate investment trust that saw double-digit growth during her tenure. Further, from December 2021 to July 2022, she supported PS Business Parks by acting in an interim chief operating officer capacity until the company was sold to Blackstone. Ms. Hawthorne is an experienced public company Board member and accomplished CEO and contributes to the Company’s Board her extensive experience in financial and operational strategies, capital markets, acquisitions, enterprise risk management and leadership development.

Key Qualifications
Leadership Development
She is an accomplished CEO who has served in multiple leadership roles throughout her career and is able to offer extensive expertise in career development and succession planning.
Mergers and Acquisitions
She leverages her prior experience in capital markets and acquisitions to support ASGN’s M&A strategy.
Financial Operational Strategy
Experienced public company board member that contributes extensive experience in financial and operational strategies and enterprise risk management.
Advisory Roles
Trustee (and audit committee member) of Public Storage, an NYSE-traded S&P 500 international self-storage company
Director (and audit and compensation committee member), Essex Property Trust, a publicly-traded real estate investment trust
Member, National Association of Corporate Directors, Southern California Roundtable

Education
Bachelor of Arts in International Relations
Pomona College

Career Highlights
Chief Executive Officer and Director, PS Business Parks (2016 - 2020, but through 2022 as director)
President, PS Business Parks (2015 - 2020)
Chief Financial Officer, PS Business Parks (2017 - 2018)
EVP, Chief Administrative Officer, PS Business Parks (2013 - 2015)
Executive Vice President, East Coast, PS Business Parks (2011 - 2013)
Senior Vice President, PS Business Parks (2004 - 2011)
Vice President, Virginia, PS Business Parks (2001 - 2004)
Regional Manager, Virginia, PS Business Parks (1994 - 2001)
General Manager, Leasing Director and Property Manager, American Office Park Properties (1988 - 1994)

Edwin A. Sheridan, IV
Director

Mr. Sheridan has been a director on ASGN’s Board since May 2012. Mr. Sheridan co-founded Apex Systems in 1995 and was Co-CEO until 2012 when the company was sold to ASGN. Mr. Sheridan was recognized in 2003 as Ernst & Young’s Entrepreneur of the Year. Mr. Sheridan brings over 25 years of IT staffing experience to the Board and provides extensive knowledge about all aspects of the IT staffing business and business growth strategies.

Key Qualifications
IT Staffing Experience
His 25 plus years of staffing experience including extensive knowledge of IT staffing supports ASGN’s own recruitment efforts. As the Co-Founder of Apex Systems, he was a recruiter, account manager and regional operations manager.

Business Development
He leverages his own past experience to assist ASGN in business development and growth strategies.

Advisory Roles
Investor/Mentor: Databricks, Sentinel One, EVERFI, Inc., Core4ce, ThreatQuotient Inc., IronNet, Sweetgreen, B.Well and AON3D
Director, Apex Center for Entrepreneurs at Virginia Tech
Director, Peace Players International, an international community improvement and leadership organization

Key Qualifications (cont.)
Director, Gonzaga College high school
Global Leadership Circle Member, ONE.org, a global movement campaigning to end extreme poverty and preventable disease
Honorary Director, Inova Schar Cancer Institute Molecular Tumor Board

Education
Bachelor of Arts in English and Political Science, Minor in Business Administration
Virginia Tech

Career Highlights
Co-Founder and Co-CEO, Apex Systems (1995 - 2012)

Directors with Terms Ending in 2027

Vice Admiral Joseph W. Dyer, USN (Retired)
Director

VADM Dyer has been a director on ASGN’s Board since March 2021 and was an advisor to the Board beginning in 2018. He is currently a consultant in the aerospace, defense and technology markets focused on autonomous systems, artificial intelligence and wideband communications He most recently was the chief strategy officer of National Spectrum Consortium from 2014 to 2021, and was a Commissioner on the Congressional National Defense Authorization Act Section 809 Acquisition Streamlining Commission from 2016 to 2019. He brings to the Board an extensive military background and commercial expertise, which converge at the intersection of technology, finance and risk management.

Key Qualifications
Military Background
His extensive work in the military and with the U.S. government at the intersection of technology, finance and risk management supports ASGN’s business development in the government space. He won the Department of Defense Acquisition Excellence Award and the Order of Daedalian as the program manager of the F/A-18 program.
Commercial Expertise
Senior corporate leader in the development of iRobot Corporation, the first publicly-traded mobile robots company.
Advisor of High-Tech Companies
Advised various high-tech companies from their initial public offering to their generation of long-term success, offering ASGN guidance on continued growth strategies.
Advisory Roles
Director, Technology Service Corporation (TSC), a defense product and services company
Director, Avian Inc., a private company offering test and evaluation, acquisition, and training in defense and commercial markets
Director (and audit and compensation committee member), Herrick Technology Laboratories, Inc., a software radio technology solutions company for military operations and platforms
Advisory Board Member, Center for the Study of Democracy

Key Qualifications (cont.)
Fellow, National Academy of Public Administration
Former director and chair of nominating and corporate governance committee, Nauticus Robotics, Inc. (NASDAQ: KITT) (2022 - 2024)
Fellow, Society of Experimental Test Pilots - Received the James H. Doolittle Award for Outstanding Engineering Achievement in Aerospace
Education
Bachelor of Science in Chemical Engineering
North Carolina State University
Master of Science in Financial Management
Naval Postgraduate

Career Highlights
President of Government and Industrial Division,
Chief Operating Officer and Chief Strategy Officer, iRobot Corporation (2003 – 2013)
Chair, NASA Aerospace Safety & Advisory Panel (2003 – 2016)
Commander, Naval Air Systems Command (2000 – 2003)
Commander, Naval Air Warfare Center Aircraft Division Patuxent River and Naval Aviation Chief Engineer (1997 – 2000)
F/A-18 Program Manager, Engineering and manufacturing development efforts (1994 – 1997)
U.S. Navy Chief Test Pilot (1991 – 1994)

Carol J. Lindstrom
Director

Ms. Lindstrom has been a director on ASGN’s Board since March 2021. She was previously the Vice Chair at Deloitte LLP until 2016. She also serves as a director on two other public company boards, Genpact Ltd. and Exponent Inc. She supports our Board with her expertise growing and managing consulting services and large scale technology projects, and she is aligned with many of the technology companies in Northern California.

Key Qualifications
Growing and Managing Consulting Services
Ms. Lindstrom was the Vice Chair at a global accounting firm helping build its technology consulting practice, a skillset which supports ASGN's own commercial consulting buildout.
Large-Scale Technology Project Deployment
She is aligned with many technology companies in Northern California, helping ASGN with potential IT business development.
Advisory Roles
Director (and chair of compensation and member of nominating and governance committees), Genpact Ltd., an NYSE-traded global professional services firm delivering digital transformation
Director (and member of the audit, human resources and nominating and governance committees), Exponent Inc., a Nasdaq-traded engineering and consulting firm
Director, FactorLaw, a private contract management and legal operations consulting company
Director of several charitable foundations including Workday, Homeful and St. Helena Hospital
Member, National Association of Corporate Directors Compensation Committee Roundtable which addresses best practices in compensation-related matters

President, Deloitte Foundation (2010 – 2014)
Director, Deloitte & Touche Tohmatsu Global Board (2007 – 2013)
Director, Deloitte LLP (2006 - 2012)
Education
Bachelor of Arts in Linguistics
University of California, Los Angeles

Career Highlights
Vice Chair, Deloitte LLP (2010 - 2016)
Managing Director, Deloitte LLP, Orange County and San Francisco offices, Americas Technology and E-business and Digital Practices (1995 – 2016)
Partner, Andersen Consulting (now Accenture PLC) (1987 – 1993)
Advisor, Carrick Capital Partners, a growth-oriented investment firm focused on software enabled businesses (2016 – 2024)

Patricia L. Obermaier
Director

Ms. Obermaier has been a director since June 2024. From 2019 to August 2024, she was a senior executive at Microsoft Corporation, most recently in the position of Chief Growth Officer and VP, Strategic Initiatives for Microsoft's $12 billion Global Health Life Sciences division. She identified emerging opportunities and led Microsoft's efforts to mobilize and activate commercial resources to capture market share. She supports our Board with her consulting expertise and guidance in driving strategies for business transformation that deliver scaled global and profitable growth.

Key Qualifications
Growing Consulting and Global Services
Ms. Obermaier was a senior executive at the world's second largest technology and consulting company helping build its global healthcare and life sciences business, skillsets which help ASGN's own growing consulting business in the United States and globally.

Advisory Roles
Director, Applied Information Sciences, a private mid-size commercial and government IT technology provider

Education
Bachelor of Science in Biology
Massachusetts Institute of Technology
Masters in Business Administration
The Darden School, University of Virginia

Career Highlights
Chief Growth Officer and VP, Strategic Initiatives, Global Health Life Sciences, Microsoft Corporation (2023 to 2024); VP, U.S. Health and Life Sciences (2019 – 2023)
Founder and CEO, Resigility, a strategic advisory and information management services firm (2015 – 2019)
VP, General Manager and other roles, Iqvia (2009 – 2015)
Lead partner and chief strategy officer of business units and other roles, Unisys Corporation (2001 – 2009)

Washington Exec's Top Health Care Execs to Watch Award (2022)
Women in Technology Stem Leadership Award (2021)
Fierce Healthcare's 2021 class of Women of Influence Award (2021)
Northern Virginia Technology Council Tech100 Award recipient (2020)

Directors with Terms Ending in 2026

Mark A. Frantz
Director

Mr. Frantz has been a director on ASGN’s Board since June 2019, after serving as an advisor to the Board since June 2018. He is the co-founder of Blue Delta Capital Partners, a growth capital firm focused on the U.S. federal government services marketplace, which he co-founded in 2009. Mr. Frantz contributes to the Board his track record helping grow leading U.S. government services companies, and he possesses a very deep understanding of market dynamics and drivers within the government contracting sector, as well as decades of experience with mergers and acquisitions across both government and commercial services markets.

Key Qualifications
Government Contracting
Mr. Frantz's successful track record helping grow U.S. government companies and deep understanding of market dynamics and drivers within the government contracting sector, support ASGN's own business development in the government space.

Capital Markets Expertise
His extensive experience in venture capital and investment banking provides support to ASGN's M&A strategies.

Education
Bachelor of Arts in History and Political Science
Allegheny College
Juris Doctorate and Master of Business Administration
University of Pittsburgh

Career Highlights
Co-Founder and General Partner, Blue Delta Capital Partners (2009 - Present)
Partner, RedShift Ventures, a venture capital firm focused on rapidly commercializing new technologies (2007 – 2009)
Managing General Partner, In-Q-Tel, the strategic venture capital affiliate of the U.S. intelligence community (2006)
Principal Carlyle Venture Partners (The Carlyle Group), a multinational private equity firm (2001 – 2006)
Associate to Senior Chairman, Alex Brown, investment bank (1997 – 2000)
Economic and Technology Policy Advisor to Pennsylvania Governor Tom Ridge (1994 – 1997)
Associate Director, White House Office of Intergovernmental Affairs (1990 – 1993)

Jonathan S. Holman
Director

Mr. Holman has been a director on ASGN’s Board since March 1994. From 1981 to 2023, he was the founder and president of The Holman Group, Inc., an executive search firm that recruited over 150 chief executive officers to public and private companies ranging from start-ups to companies with over $1B in revenues. Mr. Holman provides the Board, including our Compensation Committee, with meaningful insight regarding hiring and salary practices of publicly-traded companies. In addition, Mr. Holman provides the Board with human resources experience.

Key Qualifications
Salary Practice Expertise
Possesses extensive skills and experience in compensation matters; and has meaningful insight into hiring and salary practices of publicly-traded companies.
Hiring and Human Resources Experience
He was one of the top 200 executive recruiters in the world in The Global 200 Executive Recruiters and was one of the top 250 executive recruiters in the world in The New Career Makers.
Advisory Roles
Member of the National Association of Corporate Directors Compensation Committee Roundtable which addresses best practices in compensation-related matters
Co-President, Congregation Emanu-El, one of the largest synagogues in the United States
Education
Bachelor of Arts in Politics
Princeton University
Master of Business Administration
Stanford University

Career Highlights
Founder and President, The Holman Group, Inc., a high-level CEO recruitment firm
(1981 - 2023)
Partner, Bacci Bennett, executive recruitment firm
(1978 - 1981)
Director of HR, E. & J. Gallo Winery
(1971 - 1978)
HR Manager, Central Research Laboratories and other HR positions, Pfizer, multinational pharmaceutical and biotechnology corporation.
(1968 - 1971)

Arshad Matin
Chair of the Board

Mr. Matin has been a director on ASGN’s Board since June 2014 and became Chair in June 2021. He is currently President and Chief Executive Officer of Avetta, LLC, a private company providing supply chain risk management solutions, a position he has held since October 2019. Mr. Matin brings to the Board extensive experience managing and advising public and private high-technology companies.

Key Qualifications
Strategic Advisory Expertise
Leverages current and former service as a chief executive officer to provide strategic advice for public and private high-technology companies.
Executive Leadership
Mr. Matin was formerly responsible for business accounting for over $1.5B in revenues across over 4,500 employees.
Advisory Roles
Director and compensation committee member, VTEX, a public digital commerce platform headquartered in the United Kingdom
Trustee, Texas Children’s Hospital
Director, Houston Endowment
Trustee, Asia Society Texas Center
Education
Bachelor of Engineering in Electrical Engineering
Regional Engineering College, India
Master of Business Administration
The Wharton School of the University of Pennsylvania
Master of Science, Computer Engineering
The University of Texas at Austin

Career Highlights
President and Chief Executive Officer, Avetta, LLC, a private company providing supply chain risk management solutions (2019 - Present)
Entrepreneur in Residence, Warburg Pincus, a private equity firm (2018 – 2019)
Chief Executive Officer, Paradigm, Ltd., a software developer to the oil and gas industry (2013 – 2018)
Executive Vice President, IHS Inc., a publicly-traded information and analytics firm (2012 – 2013)
President and Chief Executive Officer, Seismic Micro-Technology, a global leader in geology and geophysics software (2007 – 2011)
GM of Enterprise Security, Symantec, a security software company (2006 – 2007)
President and Chief Executive Officer, Bindview, a provider of IT security compliance software (2004 – 2005)
Partner, McKinsey & Company in technology and software industries (1995 – 2004)

Board Experience Matrix

The matrix set forth below provides a listing of experience that our directors and director nominee have in various areas that are important to the Company. The information provided below is as of the date of this Proxy Statement.

	Matin	Callaghan	Dyer	Frantz	Hanson	Hawthorne	Holman	Lindstrom	Obermaier	Sheridan
Skills and Experience
Other Public Board Experience	✓			✓		✓		✓
Consulting Industry Experience	✓		✓		✓			✓	✓
Government Contract Experience			✓	✓	✓	✓			✓
Staffing Industry Experience		✓			✓					✓
CEO or Business Head	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology, Systems or Cybersecurity	✓	✓	✓	✓	✓			✓	✓	✓
Client Experience, Investor Relations or Services	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
International	✓		✓		✓			✓	✓
Talent Management, Culture or Compensation	✓	✓		✓	✓	✓	✓	✓	✓	✓
Finances, Capital Allocation or Accounting and Audit	✓	✓		✓	✓	✓		✓
Mergers & Acquisitions or Corporate Development	✓			✓	✓	✓			✓
Marketing or Sales	✓	✓			✓	✓		✓	✓	✓
Risk Management	✓	✓	✓		✓	✓		✓		✓
Corporate Governance	✓				✓	✓	✓	✓		✓

Independent Directors and Material Proceedings

The Board met on March 19, 2025 and reviewed the independence of its 10 members. With the exception of Mr. Hanson, our Chief Executive Officer, all were deemed to be independent under the current listing standards of the NYSE. For each independent director, the Board has made a subjective determination that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transaction of each director as they may relate to ASGN and members of management. There are no family relationships among our executive officers and directors.

There are no material legal proceedings to which the Company or any of its subsidiaries is a party, or of which any of their property is subject. There are no material legal proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company’s voting securities, or any associate of any such director, officer, affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Further, there are no legal proceedings in the last 10 years where a director or executive officer was a party and that are material to the person’s ability or integrity, including bankruptcy, criminal convictions, orders enjoining certain activities, adverse findings by courts, the Securities and Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission, nor are there any adverse orders relating to violations of securities or commodities laws.

Role of the Board

The Board oversees the Company’s Chief Executive Officer and other executive officers in the competent and ethical operation of the Company. The Board ensures that the long-term interests of the stockholders are considered in the operation of the Company.

Board Leadership Structure

The Board has consistently maintained an independent Chair of the Board. Mr. Matin joined our Board in 2014 and took on the role of Chair in June 2021. The Board has made a determination that the Board leadership structure is appropriate and that the structure allows the Board to fulfill its duties effectively and efficiently. The Company has determined that its leadership structure is appropriate because the Chair of the Board is independent, as defined by the NYSE and the SEC. An independent Chair, like independent Board members, allows for an objective evaluation of the performance of the Company and its officers. Nonetheless, the Board recognizes that the Chief Executive Officer has invaluable insight into the Company due to the nature of his position, and recognizes the value of having him on the Board. Accordingly, the Board believes that the Company’s stockholders and interests are best served by having the Chief Executive Officer serve as a director but not a Board committee member.

Board Committees and Meetings

The Board held six meetings during 2024 and acted by unanimous written consent on two additional occasions. The Board has a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee, and a Strategy and Technology Committee and an ad hoc Litigation Committee. The Board has determined that the chairs and committee members of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee, are independent under applicable NYSE and SEC rules.

The members and chairs who serve on the permanent Committees currently and during 2024 are identified in the table below. In June 2024, Ms. Hawthorne transitioned from being a member of the Audit Committee to being the Chair of the committee and its financial expert. At the same time, VADM Dyer joined the Audit Committee and Ms. Lindstrom joined the Compensation Committee. Ms. Obermaier joined the Board in June 2024, at which time she joined the Strategy and Technology Committee as well.

Compensation Committee

The Compensation Committee held five meetings during 2024 and acted by unanimous written consent on seven additional occasions. The Compensation Committee meets in executive session without management present on a regular basis. The Compensation Committee reviews our general compensation policies, sets the compensation levels for our executive officers, including the Chief Executive Officer, administers our equity plans, and approves all equity grants to employees and consultants. The Compensation Committee approves the compensation, including incentive compensation, of executive officers of ASGN and determines the terms of executive agreements concerning employment, compensation and termination of employment. The Compensation Committee evaluates the Chief Executive Officer’s performance in light of goals and objectives that have been set for him.
The committee also monitors the qualification and performance of, and the Company’s succession planning regarding, key executives. The Company's Chief Executive Officer further briefs the full Board on succession planning for key executives at least twice a year. The Board has determined that each member of the Compensation Committee is independent within the meaning of the NYSE rules requiring members of compensation committees to be independent, and each is a non-employee director for purposes of Section 16 of the Exchange Act.

Audit Committee

The Audit Committee held 10 meetings during 2024. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters. The Audit Committee performs functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of the NYSE. The primary functions of the Audit Committee are to assist the Board in its responsibility for oversight of:

•the quality and integrity of our financial statements and our financial reporting and disclosure practices;
•our systems of internal controls regarding finance, accounting and SEC compliance;
•the qualification, independence and oversight of performance of our independent registered public accounting firm including its appointment, compensation, evaluation and retention;
•our ethical compliance programs; and
•risk issues related to financial statements.

Additional functions of the Audit Committee include, but are not limited to, reviewing compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002, reviewing matters of disagreement, if any, between management and our independent registered public accounting firm, and periodically meeting with management, our independent registered public accounting firm, and internal audit staff, to review the adequacy of our internal controls.

Rules adopted by the NYSE and the SEC impose strict independence requirements for all members of the Audit Committee. Audit Committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or an affiliate of the Company, other than in the member’s capacity as a member of the Board and any Board committee fees. In addition, an Audit Committee member may not be an affiliated person, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the Company except in his or her capacity as a member of the Board and any Board committee. The Board has determined that each current member of the Audit Committee meets all applicable independence requirements and that each Audit Committee member has no material relationship with the Company that would jeopardize the director’s ability to exercise independent judgment. In addition, the Board has determined that Ms. Hawthorne, based on her experience, skills and education as described above, is qualified to be the Audit Committee financial expert, as that term is defined under the SEC rules. Ms. Hawthorne took on this role in June 2024 upon the retirement of Mr. Kittrell, the prior chair of the Audit Committee.

The Company has adopted a process, which the Audit Committee oversees, for identifying and disclosing related-party and significant transactions, and for identifying deficiencies and significant changes in internal controls each quarter in connection with filing our quarterly reports on Form 10-Q and our annual reports on Form 10-K. See "Certain Relationships and Related Party Transactions" on p. 61 of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings during 2024. The Nominating and Corporate Governance Committee evaluates director nominee candidates and makes recommendations to the Board with respect to the nomination of individuals for election to the Board and to serve as Board advisers and committee members, consistent with criteria approved by the Board. In addition, the Nominating and Corporate Governance Committee makes recommendations to the Board concerning the size, structure and composition of the Board and its committees. The committee has oversight responsibility over the Company's annual Sustainability report and the Company's performance regarding corporate governance and sustainability issues. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE rules requiring members of nominating committees to be independent. The Nominating and Corporate Governance Committee recommended the nominations of Messrs. Callaghan, Hanson and Sheridan and Ms. Hawthorne for election at this year’s Annual Meeting.

The Nominating and Corporate Governance Committee Charter, and the Corporate Governance Guidelines established by the Nominating and Corporate Governance Committee, set forth certain criteria for the committee to consider in evaluating potential director nominees. However, in considering potential director nominees, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. Qualifications considered by the Nominating and Corporate Governance Committee are noted in the director matrix set forth in the Election of Directors section above, and vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board. Further, the committee considers:

•personal and professional ethics and integrity;
•business judgment;
•familiarity and/or experience with general issues affecting our business and the industries in which we operate;
•qualifications as an audit committee financial expert;
•diversity in perspective and background; and
•qualifications as an independent director.

The Nominating and Corporate Governance Committee relies primarily on recommendations for director candidates from its members, other directors, members of management, our auditors and third parties. Existing directors being considered for re-nomination are evaluated based on their performance as directors, experience, skills, education and independence to ensure that they continue to meet the qualifications above.

Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating and Corporate Governance Committee believes that the potential nominees must have, the Nominating and Corporate Governance Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating and Corporate Governance Committee charter.

The Nominating and Corporate Governance Committee will also consider timely written suggestions from our stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2026 Annual Meeting of Stockholders should mail their suggestions to ASGN Incorporated, 4400 Cox Road, Suite 110, Glen Allen, Virginia 23060, Attn: Secretary. Pursuant to our Bylaws, a stockholder’s notice for director nominations shall be delivered to the Secretary not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the

Annual Meeting. The manner in which director nominee candidates suggested in accordance with this policy are evaluated shall not differ from the manner in which candidates recommended by other sources are evaluated. As of March 31, 2025, there were no director candidates put forward by stockholders for consideration at the Annual Meeting.

The Nominating and Corporate Governance Committee evaluates the Board’s leadership structure and believes that separation of the Chief Executive Officer and Chair of the Board positions is in the best interest of the Company, assures an adequate level of independence of the Board, and is best aligned with the interests of its stockholders.
Strategy and Technology Committee

The Board believes that the strategy of the Company is a significant area of focus for the Board and established a special committee to address this area. The Board also believes that review and oversight of IT and cybersecurity risks and the oversight of IT risk management measures is a critical Board function and tasked the committee with these matters as well. The Strategy and Technology committee assists the Board with respect to matters of strategy and technology by engaging with management to ensure that:

•the Company has established an effective strategy and strategic planning process;

•the Company's technology programs enable the Company's strategic plans and support the Company's cybersecurity and IT risk management efforts; and

•the Company's proposed acquisitions, divestitures or other key investments of capital fulfill the Company's strategic plans.

The Strategy and Technology Committee held four meetings in 2024.

The written charters governing the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategy and Technology Committee, and the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Supplemental Code of Business Conduct and Ethics for Directors, Executive Officers and Financial Officers, are posted on the Investor Relations Corporate Governance page of our website at www.asgn.com. You may also obtain a copy of any of these documents without charge by writing to: ASGN Incorporated, 4400 Cox Road, Suite 110, Glen Allen, Virginia 23060, Attn: Secretary.

Litigation Committee

In June 2024, the Board created a temporary Litigation Committee to oversee the Company's largest litigation, audit and/or investigation matters. The committee is comprised of Messrs. Matin, Callaghan, Dyer and Ms. Hawthorne, and does not receive any fees.

Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. Company representatives report quarterly to the Board on risks that the Company faces and further report on an ad hoc basis as issues arise. IT, including cybersecurity, has been identified by the Company as an area of risk meriting additional oversight. The Company's Chief Information Security Officer reports quarterly to the Strategy and Technology Committee and to the Board on cybersecurity issues, including the Company's comprehensive data protection and cybersecurity plan for ASGN, management of emerging security threats and proactive plans to mitigate such risks, and other cybersecurity risks that may come in the future.

In 2023, the Company conducted an Enterprise Risk Management ("ERM") risk assessment and has implemented an ERM program. The Audit Committee has oversight of the ERM annual risk assessment, program scope, status of priorities and emerging risks. Our ERM program is committed to regularly assessing risks and testing plans to prepare for the possibility of the occurrence of a range of events, including threats to our systems and data security, IT infrastructure and development, macroeconomic conditions, talent management, regulatory changes and other matters.

The Board regularly reviews and determines the Company’s risk management philosophies, policies and processes. The Board is primarily responsible for overseeing the management of the Company’s risks associated with the Board’s governance and delegation decisions. The Board oversees officers’ identification and management of risk management issues and meets quarterly with such officers regarding risk management issues of the Company, and the processes and procedures used for identifying and managing risk. The Board also regularly receives reports from those officers that are responsible for the day-to-day management of the Company’s risks to determine if the Company's reporting processes or other flow of information to the Board could be improved.

The Audit Committee is primarily responsible for overseeing the management of the Company’s accounting and financial reporting matters and risks related to the Company’s accounting and financial practices. The Audit Committee Charter provides that the Audit Committee’s responsibilities include inquiry of management and the Company’s outside auditors regarding key financial statement risk areas, including the Company’s processes for identifying and assessing such risk areas and the steps the Company has taken with regard to such risk areas. In connection with these responsibilities, the Audit Committee routinely reviews and evaluates the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas. The Audit Committee is also responsible for inquiry of management and the Company’s outside auditors regarding significant business risks or exposures, including the Company’s processes for identifying and assessing such risks and exposures, and the steps management has taken to minimize such risks and exposures.

The Compensation Committee is responsible for overseeing risks associated with human capital and compensation practices and incentives. Upon evaluation, the Compensation Committee has determined that the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. In making this determination, the

Compensation Committee considered that none of the compensation policies and practices at any business unit carry a significant portion of the Company’s risk profile, has a significantly different compensation structure than other units, or pays compensation expenses as a significant percentage of the unit’s revenues.

Our Nominating and Corporate Governance Committee oversees risks related to sustainability and climate issues.

The Strategy and Technology Committee focuses on cybersecurity risks and IT risk management.

The Board believes that the process it has established to administer the Board's risk oversight function is effective under its leadership structure as described above under "Board Leadership Structure."
Meetings

In 2024, each of our directors attended all of the meetings of the Board and the committees on which he or she served with the exception that one director was unable to attend a Board meeting, another was unable to attend a committee meeting, and a former director missed a Board and a committee meeting. Our independent directors regularly meet as a group in executive sessions outside the presence of management presided over by the non-executive independent Chair of our Board.

Attendance of Directors at the 2024 Annual Meeting of Stockholders

Our Board of Directors has a policy with respect to director attendance at annual meetings of stockholders which requires that the directors attend the Annual Meeting unless they are unable to do so as a result of health reasons or exigent personal circumstances, and if that is the case, the director must notify the Chair of the Board as promptly as possible. All of our directors attended our 2024 Annual Meeting of Stockholders.

Director Compensation

The following table shows compensation information for each of ASGN’s non-executive directors for the year ended December 31, 2024.

Name(1)	Fees Earned in Cash	Stock Awards(4)	All Other Compensation	Total
Arshad Matin, Chair	$190,000	$184,930	$—	$374,930
Brian J. Callaghan	109,500	184,930	—	294,430
Joseph W. Dyer	117,000	184,930	—	301,930
Mark A. Frantz	95,000	184,930	—	279,930
Maria R. Hawthorne	106,890	184,930	—	291,820
Jonathan S. Holman	115,000	184,930	—	299,930
Mariel A. Joliet(2)	47,082	193,141	—	240,223
Marty R. Kittrell(2)	51,813	193,141	—	244,954
Carol J. Lindstrom	97,500	184,930	—	282,430
Patricia L. Obermaier(3)	49,451	184,983	40,549	274,983
Edwin A. Sheridan, IV	105,000	184,930	—	289,930

(1)	Directors who are also employees of ASGN receive no additional compensation for their service as a director. Accordingly, Mr. Hanson, our Chief Executive Officer, did not receive any compensation for his service as a director. Compensation paid to Mr. Hanson in connection with his employment is disclosed in the "Summary Compensation Table" set forth on p. 34.
(2)	Ms. Joliet and Mr. Kittrell retired from the Board in June 2024, and the amounts reported in "Fees Earned in Cash" are pro rated to reflect their partial year of Board service.
(3)	Ms. Obermaier joined the Board in June 2024. Amounts reported in "Fees Earned in Cash" are pro rated to reflect her partial year of Board service. Amounts shown in "All Other Compensation" reflect fees earned as a Board adviser in 2024 prior to becoming a director. Her restricted stock unit ("RSU") award was granted on June 13, 2024.
(4)	Amounts shown in the table above reflect the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statements for the year ended December 31, 2024 included in our Annual Report on Form 10 K filed on February 24, 2025. For all of the directors except for Ms. Obermaier, the amounts were calculated based on the grant date fair value per share of $95.67, which was the closing sale price of our common stock on the date of grant, January 2, 2024. As of December 31, 2024, Messrs. Matin, Callaghan, Dyer, Frantz, Holman, Sheridan and Mmes. Hawthorne and Lindstrom, each held 966 unvested shares. For Ms. Obermaier, the fair value is based on the grant date fair value per share of $89.45, which was the closing sale price of our common stock on the June 13, 2024 grant date, and as of December 31, 2024 Ms. Obermaier held 1,034 unvested shares. For Ms. Joliet and Mr. Kittrell, the fair value of their stock includes an additional $8,211 for each of them, which was the incremental fair value associated with the acceleration of their unvested RSU awards in connection with their retirements from the Board.

The Compensation Committee recommends, and the Board reviews and approves, the form and amount of director compensation. In 2022, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent compensation consultant to help determine compensation for the Board of Directors. In connection with the review, Semler Brossy provided market data based on the executive compensation peer group, noting that the Company's Board compensation was approximately 11 percent below market, and proposed increases in compensation to bring the directors' total compensation to approximately six percent above the median of the Company's executive compensation peer group. The Compensation Committee retained its practice for providing a substantial portion of a director’s annual retainer in the form of equity compensation. The Board approved the compensation plan proposed by Semler Brossy and recommended by the Compensation Committee for the Board effective June 2022. That compensation plan for directors remained the same through 2024 and is expected to be reviewed again in 2025.

In 2024, the annual cash fee for all non-executive directors was $85,000, plus non-chair audit committee members received $12,000 annually, non-chair compensation committee members received $7,500 annually and Nominating and Corporate Governance and Strategy and Technology non-chair committee members received $5,000 annually per committee. The following Board and committee chairs received fees for their services as chairpersons as set forth below. All fees are paid on a quarterly basis.

Outside Director	Additional Annual Cash Retainer
Chair of the Board	$100,000
Audit Committee Chair	18,000
Compensation Committee Chair	17,500
Nominating and Corporate Governance Committee Chair	15,000
Strategy and Technology Committee Chair	15,000
On January 2, 2024, the non-executive directors received their annual restricted stock unit ("RSU") grant with a grant-date value of approximately $185,000, with one-half of the RSU grants vesting on the grant date and the remaining half vesting on the one-year anniversary of the grant date. Ms. Obermaier received her RSU grant upon her nomination to the Board on June 13, 2024. In addition, we reimburse all directors for their reasonable expenses incurred when attending Board and committee meetings, and up to $2,500 annually per director for director education and training.
Sustainability at ASGN
We are committed to creating a more sustainable future for all of our stakeholders. In June 2024, we published our annual Corporate Sustainability report for the year ending December 31, 2023. An updated version including 2024 data will be available in June 2025. Our Corporate Sustainability efforts are overseen by our Board's Nominating and Corporate Governance Committee.
Cybersecurity

ASGN business segments continue to ensure the foundational implementation of security controls recommended by the National Institution of Science and Technology Special Publication 800-171 (NIST SP 800-171) cybersecurity framework as prescribed by the Cybersecurity Maturity Model Certification ("CMMC 2.0"). This framework was selected because several of our clients represent the Department of Defense ("DoD"), the National Security Agency ("NSA"), and other Federal civilian agencies. Our Board's Strategy and Technology Committee continues to meet regularly to discuss topics on the cyber threat landscape, recent technological innovations, and resilience, and the Board gets quarterly updates on cybersecurity issues. ASGN works with commercial customers to assist them in implementing security best practices (e.g., HITRUST, CMMC and ISO 27001). To ensure our organizations remain aligned with security regulations and best practices, we employ third-party auditors to review our security posture and provide recommendations to keep our stakeholders, customers and employees safe. This ensures our organization maintains a security-first culture and implements standardization across all divisions across all platforms, tools and processes.
Responsible Business

ASGN is committed to responsible business practices that promote a culture of ethics and integrity. In 2024, we established a comprehensive Enterprise Risk Management plan. We also conducted our second materiality assessment, surveying key internal and external stakeholders to assess which issues our stakeholders find to be the most material. The results of this assessment will be published in our Corporate Sustainability report this coming June. Additionally, we are proactively preparing for greenhouse gas ("GHG") disclosure rules in California and those that may be instituted by additional regulatory bodies in the future, by engaging in third-party assurance of our greenhouse inventory, setting emission targets and engaging the Board and management in the oversight of our greenhouse gas emissions.

Our annual Corporate Sustainability reporting disclosures include the Global Reporting Index, the Task Force on Climate-related Financial Disclosures, the UNGC Communications on Progress, and the Carbon Disclosures Project. We also align with MSCI Inc.'s rating methodology and the International Sustainability Standards Board International Financial Reporting Standards.
Our Workforce

We are dedicated to the professional development and career advancement of our team and provide the support that our employees need to flourish. Our employees receive regular trainings, including compliance, cybersecurity, ethics and integrity, workplace safety, new manager, and role-specific training. To supplement in-person and virtual trainings, ASGN maintains a mentorship program where mentors are provided opportunities to enhance their management and communication skills, while mentees are given the ability to foster relationships with experienced professionals who can support their career development.

Communicating career interests and employee development is at the heart of our performance management process. This collaborative process focuses on developing clear goals at the start of each year and then providing constructive feedback and support throughout the year to position our employees for success. Furthermore, to guide our efforts on a go-forward basis and drive long-term employee retention, we conduct annual employee engagement surveys. In 2024, we achieved an 85 percent overall participation rate in our employee engagement survey.

We also remain focused on the health and well-being of each of our employees and consultants. Our employees enjoy competitive compensation and benefits packages, which include medical, dental, and vision plans; flexible spending accounts; and health savings plans. Guided by our Company-wide Employee Wellness and Workplace Health and Safety policies, we support our employees' emotional well-being and physical health with wellness programming and personal growth workshops.

Social Responsibility

We proudly support a culture of caring and are committed to making positive impacts in the communities in which our employees live and work. We do this through employee engagement, charitable contributions, and volunteering. In 2024, ASGN and its employees collectively raised $350,000 for almost 500 non-profit organizations, and our employees logged over 2,700 hours in volunteer time. Please note that as a Company, we do not contribute to political candidates.
Environmental Responsibility

We are committed to reducing our environmental impact. In August 2024, ASGN approved its near-term science-based emission reduction target with the Science Based Target initiative (“SBTi”). ASGN committed to reduce absolute scope 1 and 2 GHG emissions 54.6 percent by 2033 from a 2023 base year. ASGN also committed to reduce scope 3 GHG emissions from purchased goods and services, fuel and energy related activities, business travel, employee commuting, and upstream leased assets 61.1 percent per full time employee by 2033 from a 2023 base year. The SBTi also verified ASGN’s science-based net-zero target by 2050.

To achieve our goals, we have implemented an emissions reduction plan, which includes gaining more operational control of our leased office buildings to increase energy efficiencies and the procurement of renewables where possible; conducting an annual employee commuting and work-from-home survey to increase awareness of energy-efficient options; following Company-wide sustainable business travel guidelines; and hosting webinars and related activities to encourage regular employee engagement in environmental awareness building. In 2024 we also piloted a sustainable employee commuting program at our offices in the Chicago area, and achieved an ISO 14001 certification for ASGN's headquarters in Glen Allen, Virginia. which is now 100 percent electric.
To learn more about ASGN's Corporate Sustainability Program and related policies, and access ASGN's annual reports, please visit asgn.com/sustainability.

Director and Executive Officer Stock Ownership Guidelines

ASGN's Stock Ownership Guidelines govern our directors, named executive officers and other designated officers, and require that certain ownership levels of ASGN stock be met within five years from appointment or promotion to one of the designated positions. Each Board member must own shares of the Company with a fair market value of five times the director's $85,000 annual cash retainer fee, for a total ownership requirement of shares with a fair market value of $425,000. The required levels of ownership for executives are based upon a multiple of their annual base salary. Our Chief Executive Officer is required to own a number of shares with a value of five times his annual base salary, and our other named executive officers are required to own a number of shares with a fair market value of three times their annual base salary. The guidelines also provide that directors and officers must retain any net shares that vest or are exercised until such time as the appropriate ownership levels are met. Shares that would be issuable upon the vesting of time-vesting RSUs are considered beneficially owned for purposes of the policy. Neither stock options nor PSUs that have outstanding performance requirements are included in beneficial ownership. A hardship provision provides a process by which the Compensation Committee can grant an exemption in its sole discretion for exigent circumstances. As of March 1, 2025, all directors and officers are in compliance with the policy.
Director and Executive Officer Hedging and Pledging Transactions Policy

ASGN's Hedging and Pledging Transactions Policy prohibits hedging and pledging of the Company's stock for the Company's directors and executive officers. The policy prohibits participants from pledging the Company's stock as collateral directly or in a margin account, and prohibits participants from hedging the financial risk of ownership of the Company's stock under any circumstances. These limitations include any prepaid variable forward contracts, equity swaps, collars or similar financial instruments designed to hedge or offset any decrease in the market value of the Company's stock.

Insider Trading Policy

We have adopted an insider trading policy which governs the purchase, sale and/or other disposition of our securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. A copy of this policy has been filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Ethics

ASGN's Code of Business Conduct and Ethics is applicable to all directors, officers and employees of ASGN. More importantly, the code reflects our policy for dealing with all persons, including our customers, employees, investors, regulators and vendors, with honesty and integrity. In addition, ASGN adopted a Supplemental Code of Business Conduct and Ethics for Directors, Executive Officers and Financial Officers, which applies to our directors, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other executive officers, internal audit personnel and senior financial officers. The codes comply with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. The supplemental code focuses on honest and ethical conduct, full, fair and accurate disclosure in our SEC filings and other public disclosures, compliance with applicable government laws, rules and regulations, and prompt internal reporting of violations of the code. These policies are located on the Investor Relations-Governance-Governance Documents page of our website at www.asgn.com. You may also obtain a copy of these documents without charge by writing to ASGN Incorporated, 4400 Cox Road, Suite 110, Glen Allen, Virginia 23060, Attn: Secretary.

Communicating with the Board

We invite stockholders and other interested parties to communicate any concerns they may have about ASGN with either the Chair of the Board or the directors as a group by writing to the attention of either the Chair of the Board or the directors at ASGN Incorporated, 4400 Cox Road, Suite 110, Glen Allen, Virginia 23060. Any and all such communication will be forwarded by the Secretary of the Company to the Chair of the Board, or all of the directors, as applicable.

Compensation Committee Interlocks and Insider Participation

During 2024, the Compensation Committee of the Board was composed of Messrs. Holman (Chair) and Callaghan, and Ms. Joliet served through June 2024 and was replaced by Ms. Lindstrom at that time. There are no Compensation Committee interlocks and no member of the Compensation Committee is or in 2024 was an officer or employee of ASGN or its subsidiaries, and none of them had any relationships requiring disclosure of certain relationships and related-party transactions. None of the Company’s executives served as a member of the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership by the persons listed below of shares of ASGN’s common stock as of March 31, 2025.

Certain information in the table concerning stockholders other than our directors and officers is based on information contained in filings made by such beneficial owners with the SEC. Pursuant to Rule 13d-3 of the Exchange Act among other determining factors, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon the vesting of an RSU) within 60 days of the date that information is provided. In addition, we note that Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. In determining the percentage ownership of any person, the amount of shares outstanding is deemed to include any shares beneficially owned by such person (and only such person)
but excludes any securities held by or for the account of the Company or its subsidiaries. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of March 31, 2025, there were 43,917,659 shares of ASGN common stock outstanding.

The following tables set forth the beneficial ownership of ASGN's common stock as of March 31, 2025 of the following persons:

•all stockholders known by us to beneficially own more than five percent of our common stock;
•each of our directors;
•each of our named executive officers, as identified; and
•all of our directors and executive officers as a group

Unless otherwise indicated, each person listed has sole voting power and sole investment power.

Ownership of More than Five Percent of the Common Stock of ASGN

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)	Percent of Common Stock(4)

BlackRock, Inc.	5,886,809(1)	13.4%
50 Hudson Yards
New York, NY 10001
The Vanguard Group, Inc.	5,232,492(3)	11.9%
100 Vanguard Blvd.
Malvern, PA 19355
FMR LLC	4,558,123(1)	10.4%
245 Summer Street
Boston, MA 02210

(1)	Based on information contained in a Schedule 13G/A filed with the SEC on November 8, 2024 by BlackRock, Inc. on behalf of various subsidiaries, BlackRock, Inc. directly or indirectly has sole voting power of 5,795,673 shares of our common stock, and sole dispositive power of 5,886,809 shares. The subsidiaries listed in the filing as beneficially owning the shares set forth above include: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group, Inc. (“Vanguard”) on its own behalf and on behalf of certain clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, Vanguard has shared voting power of 51,768 shares of our common stock, sole dispositive power over 5,128,610 shares, and shared dispositive power over 103,882 shares.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2025 by FMR LLC (“FMR”) on its own behalf and on behalf of several affiliated entities, FMR has sole dispositive power (but no voting power) of all of the Company's shares listed as it beneficially owns above. FMR lists the following subsidiaries, affiliates and other companies on whose behalf the filing was made who also beneficially own, or be deemed to beneficially own, shares of our common stock: Fidelity Institutional Asset Management Trust Company BK, Fidelity Management & Research Company LLC, IA Strategic Advisers LLC, Abigail P. Johnson, and members of the Johnson family.
(4)	For each beneficial owner included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by such holder by the 43,917,669 shares of the Company’s common stock outstanding as of March 31, 2025. To the knowledge of the Company, none of the holders listed above had the right to acquire any additional shares of the Company on or within 60 days after March 31, 2025.

Ownership of Directors and Management of ASGN

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)(4)	Percent of Common Stock(5)
Brian J. Callaghan(1)	325,911	*
Joseph W. Dyer	10,541	*
Mark A. Frantz	12,585	*
Maria R. Hawthorne	5,639	*
Jonathan S. Holman	10,538	*
Carol J. Lindstrom	5,695	*
Arshad Matin	12,529	*
Patricia L. Obermaier	1,709	*
Edwin A. Sheridan, IV(2)	665,067	1.5%
Theodore S. Hanson	305,107	*
Randolph C. Blazer	88,978	*
Marie L. Perry	14,867	*
Jennifer H. Painter	44,396	*
Rose L. Cunningham	7,059	*
All directors and executive officers as a group (15 persons)(3)	1,510,621	3.4%

*	Represents less than one percent of the shares outstanding.
(1)	323,829 of the ASGN shares beneficially owned by Mr. Callaghan are held in a trust in which he and his wife are both trustees, and the remaining 2,082 shares are held in his name directly.
(2)	Mr. Sheridan holds 47,997 of the ASGN shares he beneficially owns in a revocable trust, 614,988 shares are held in a limited liability company for which he is the sole beneficiary and has the sole right to vote and invest the shares, and the remaining 2,082 shares are held in his name directly.
(3)	This table does not include Sadasivam (Shiv) Iyer, our President, as his employment began on March 1, 2025, and he did not beneficially own any shares as of March 31, 2025.
(4)	There are no additional shares that would be available upon vesting of RSUs or otherwise within 60 days of March 31, 2025.
(5)	For each individual included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by the sum of the 43,917,659 shares of the Company’s common stock outstanding as of March 31, 2025. As there are no shares of common stock that are issuable upon the vesting of RSUs within 60 days of March 31, 2025, there was no need to eliminate the effect to the shares of common stock that are issuable upon the vesting of RSUs held by others.

The first five individuals listed below were executive officers of ASGN in 2024 and are our named executive officers for 2024 as defined in Item 402 of Regulation S-K of the Securities Act of
1933, as amended (the "Securities Act"). Sadasivam (Shiv) Iyer joined ASGN on March 1, 2025 as President and is an executive officer as well.

Name	Age	Title	Years Experience in Industry	Years with ASGN
Theodore S. Hanson	57	Chief Executive Officer	over 25 years in industry	26 years with ASGN and Apex Systems
Randolph C. Blazer	74	President (through March 1, 2025, then Executive Vice Chairman)	over 40 years in industry	18 years with ASGN and Apex Systems
Marie L. Perry	59	EVP, Chief Financial Officer	Nine years CFO experience	Three years
Jennifer H. Painter	55	SVP, Chief Legal Officer and Secretary	19 years GC experience	12 years
Rose L. Cunningham	50	VP, Chief Accounting Officer and Controller	12 years Controller experience	12 years
Sadasivam (Shiv) Iyer	52	President	24 years in Consulting industry	Effective March 1, 2025

Compensation Committee Chair Letter

Dear Stockholder,

As a member of the Board of Directors, I am pleased to report on the progress and achievements of ASGN in 2024. Our steadfast focus on advancing ASGN's business towards higher-end, high-value IT consulting solutions has yielded solid results. The expansion of our IT consulting revenues has not only contributed to an increase in our margins but has also reinforced our commitment to delivering exceptional value and strategic solutions to our clients. ASGN achieved several key achievements in 2024:

•Continued to evolve revenues towards higher-end and high-value commercial IT consulting, with commercial consulting revenues surpassing $1.0 billion for the first time.
•Continued to increase ASGN’s IT consulting revenues, underscoring the strength of our business model and our ability to adapt to the evolving demands of the IT industry.
•Officially switched ASGN’s GICS Code from the Industrials sector under "Human Resources & Employment Services," to the Information Technology sector, under "IT Consulting & Other Services.”
•Achieved gross and Adjusted EBITDA(1) margins at or exceeding our publicly-provided guidance expectations every quarter.
•Authorized the largest share buyback program in Company history totaling $750 million.
•Prioritized cash flow in the best interests of stockholders and deployed $327.2 million on the repurchase of 3.5 million shares.

As a committee, we believe that our executive compensation program is crucial in driving our business strategy and aligning our leadership team with the interests of our stockholders. Our executives are incentivized to achieve strong top- and bottom-line growth as well as market-leading stockholder returns, with one of the components of their three-year equity grants being total stockholder return relative to our peers. Our stockholders have shown robust support for our compensation programs, both through direct feedback and through a vote of 99.2 percent in support of our 2024 Say-on-Pay vote. In light of this strong endorsement and the effectiveness of our programs, we maintained our designs for 2024 and kept the structure substantially intact with minor revisions for 2024. Despite the economic downturn in 2024, which affected ASGN's financial performance and that of our peer group, our annual cash incentive bonus payouts reflected our commitment to aligning pay with performance paying out at the 69 to 74 percent level for our named executive officers. In the following Executive Compensation Discussion and Analysis section, we aim to clearly outline the steps taken to support our objectives and demonstrate our unwavering focus on tying pay to performance.

Jonathan S. Holman
(Compensation Committee Chair)

(1)    Adjusted EBITDA is a non-GAAP metric. Please refer to Annex A for a reconciliation to the nearest GAAP metric.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The biography of our Chief Executive Officer is included in the section above entitled "Director Nominees Up for Election" on p. 2.

Randolph C. Blazer joined ASGN as President of Apex Systems in May 2012 as a result of the Company's acquisition of Apex Systems, and was promoted to President of the Company in January 2022 until he stepped down to the role of Executive Vice Chairman in March 2025. Prior to the acquisition, Mr. Blazer served as Apex Systems' Chief Operating Officer from 2007 to 2012. Formerly, Mr. Blazer served as president of the public sector for SAP America. From 2000 through 2004, Mr. Blazer was chairman and chief executive officer of BearingPoint Inc., one of the world's largest consulting and systems integration firms. From 1977 through 2000, Mr. Blazer held increasing senior positions with KPMG. Under his leadership, KPMG Consulting launched the fourth-largest IPO in NASDAQ's history, becoming the first of the Big Five consulting firms to separate from its audit and tax parent and become an independent, publicly-traded company. Since September 2012, Mr. Blazer has been an advisory board and compensation committee member of InSite LLC, a private company that provides building solutions for facilities and real estate teams. He is also a member of the board of Northern Virginia Technology Council, a not-for-profit supporting technology development in the region. Mr. Blazer holds a bachelor's degree in economics from McDaniel College and a master of business administration degree from the University of Kentucky.

Marie L. Perry joined ASGN in January 2022 as Executive Vice President, Finance, and was promoted to the role of Executive Vice President, Chief Financial Officer in August 2022. Prior to ASGN, Ms. Perry was chief financial officer for the U.S. division of Brinks, Incorporated, a NYSE-traded global leader in total total cash management, route-based secure logistics and payment solutions, from August 2020 to January 2022. Prior to Brinks, Ms. Perry was chief financial and chief administrative officer for Jamba Juice, Inc., a lifestyle brand built on offering premium blended juices and food products, from May 2016 to January 2019. From 2003 to 2016, she held increasing roles at Brinker International, Inc., a casual dining company with over 1,600 locations and 100,000 employees, beginning with assistant controller to vice president to acting chief financial officer, controller and treasurer. From 1994 to 2003 she was a manager then managing director of corporate accounting at AMR Corporation (American Airlines) and a certified public accountant at KPMG US LLP from 1990 to 1998. An industry and community leader, Ms. Perry was named one of the 50 Most Powerful and Influential Women in Texas by the Texas Diversity Council. In January 2025, Ms. Perry jointed the board and serves as audit committee chair for Fogo Hospitality, Inc., a private Brazilian steakhouse chain. From 2018 to 2023, Ms. Perry served on the board of directors of Ruth’s Hospitality Group, a fine dining steakhouse company traded on NASDAQ until its acquisition. Ms. Perry received her bachelor of business administration degree in accounting from Texas A&M University and her master of business administration degree from The University of Texas at Austin.

Jennifer Hankes Painter joined ASGN in June 2013 as its General Counsel and Secretary and was promoted to Senior Vice President, Chief Legal Officer in 2014. Ms. Painter focuses on legal and compliance issues affecting the Company, including mergers and acquisitions, litigation, corporate governance and Board support. Ms. Painter joined ASGN after serving as general counsel, chief compliance officer and secretary of MRV Communications, Inc., a global provider of telecommunications equipment and services, from 2009 to 2013. From 2004 through 2008, Ms. Painter served as vice president and assistant general counsel for The Ryland Group, Inc., a leading national homebuilder traded on the NYSE. From 2001 through 2004, Ms. Painter served as vice president and general counsel of Cadiz, Inc., a water and agricultural company traded on NASDAQ. Prior to joining Cadiz, Ms. Painter was employed as an associate with Sullivan & Cromwell LLP, an international law firm, where she dealt with mergers and acquisitions, securities, and other corporate matters. She was an officer in the U.S. Army Corps of Engineers prior to her legal career. She currently serves as a member and on the membership committee of Firstwave, an alumni association of U.S. Service Academy graduates promoting community leadership. She received a bachelor of science degree in civil engineering from the U.S. Military Academy and a juris doctor degree from Loyola Law School of Los Angeles.

Rose L. Cunningham joined ASGN in September 2013 as Assistant Controller and was promoted to the role of Vice President, Finance and Corporate Controller in July 2014. In December 2022 she was appointed as the Chief Accounting Officer of ASGN in addition to her controller role. From 2005 to 2012,

Ms. Cunningham held various roles, including senior director of financial reporting and vice president, corporate controller, at THQ Inc., a former NASDAQ-traded global developer and publisher of interactive entertainment software. From 2002 to 2005, Ms. Cunningham held various roles including controller at Clearant, Inc., a start-up biotechnology company. She began her career in public accounting as an auditor working for Arthur Andersen LLP and Ernst & Young LLP from 1998 to 2002. She received her bachelor of science degree in accounting from Loyola Marymount University and is a certified public accountant (inactive).

Sadasivam (Shiv) Iyer has served as President of ASGN since March 2025. Prior to ASGN, Mr. Iyer was the Americas Consulting and Industry X Lead Executive for Accenture where he was responsible for scaling the company’s functional, industry, and technology advisory capabilities across the U.S., Canada, and Latin America.

In this role, Mr. Iyer focused on maximizing value from acquisitions made by Accenture in the Americas over the last five years, as well as scaling organically through investments in the company’s AI and industry capabilities. Mr. Iyer initially joined Accenture in 2010 as managing director in the Products industry vertical, before serving as Market Unit Lead, U.S. Midwest for which he was responsible for all industry verticals and service lines within the region. Before Accenture, Mr. Iyer served in multiple roles of increasing responsibility at A.T. Kearney, progressing through the company's ranks to principal. Over his career, Mr. Iyer has advised global corporations on digital transformation, go-to-market strategies, and large-scale model and cost transformations. Mr. Iyer began his career at Wipro Infotech in India. He is a regular contributor to the Consumer Brand Association, convening conversations with global CEOs across industries. He also serves on the Chicago board of the India-based nonprofit Pratham USA, which develops innovative models of education for underprivileged children. Mr. Iyer holds his bachelor’s degree in engineering and master's degree in management sciences from the University of Mumbai, and his master of business administration degree from the Kelley School of Business at Indiana University.

Executive Summary

Our executive compensation program is designed to attract and retain high-caliber executive officers, and to motivate and reward performance that is consistent with our corporate objectives and stockholder interests. Our policy is to provide a competitive total compensation package that shares our success with our named executive officers, as well as other employees, when our goals are met.

Company Performance

ASGN's business today is the result of years of thoughtful and proactive planning. We've shaped our solution offerings to reflect increasing IT demand, and our competitive industry position and differentiated go-to-market strategy are aligned with our clients' needs. Throughout 2024, we remained committed to advancing ASGN's business towards higher-end, high-value IT consulting solutions. This focus is evident in the growth of our IT consulting revenues. For the year, IT consulting revenues comprised 58 percent of total revenues, up from 53 percent in the prior-year period. Despite ongoing macroeconomic challenges and market pressures in 2024, we maintained a robust portfolio of enterprise and federal government clients across six key industry verticals to whom we offer innovative solutions aligned with client demand for cost savings, efficiency, and IT modernization. Furthermore, we returned significant value to stockholders, using our free cash flow to repurchase 3.5 million shares in 2024.

ASGN's consulting efforts remain at the forefront of industry tailwinds, including artificial intelligence, data, cloud, and cybersecurity. We continue to evolve our operations, solutions areas, and skillsets to stay ahead of market demand, while thoughtfully balancing our industry verticals to strategically position our business for sustained growth.

*As of December 31 of the applicable year.
(1) Financials reflect reported values.
(2) Net income in 2021 includes the gain on sale of the Oxford business.
(3) A reconciliation of Adjusted EBITDA to net income is included in Annex A.

ASGN’s Strategic Direction

Through our strategic goals of Execute, Scale, and Acquire, we aim to achieve solid financial performance by implementing sustainable actions that benefit our business in the short-term and prepare us for long-term success.

Execute
• Expand IT service solutions to commercial and federal government customers
• Utilize advanced technologies in AI, data, cloud and cybersecurity to improve productivity and efficiency both internally and for our clients
• Strengthen our internal capabilities by partnering with technology industry leaders, enabling the fast adoption of new technologies

Scale
• Grow base of Fortune 1000 enterprise accounts that are stable revenue sources and quickly adopt new technologies
• Enhance market share among existing customer base through value-added IT consulting offerings
• Allocate free cash flow to serve the interests of all stakeholders effectively

Acquire
• Target strategic tuck-in acquisitions that bring new solution capabilities with industry expertise, new customers or new contracts
• Acute focus on companies with financial and cultural profiles similar to ASGN
• Assure that acquisitions are accretive to earnings, while also supporting ASGN's long-term strategy

ASGN is a leading provider of IT services and professional solutions to the commercial and government sectors. Our roots in IT staffing offer a strong account base and foothold in our clients' businesses. A byproduct of our decades-long, trusted client relationships, over the years our commercial customers have pulled us into longer-term, higher-value IT consulting projects that offer increased visibility, greater margin potential, and a vastly larger total addressable market. We will continue to focus on expanding our IT consulting revenues which reached 58 percent of consolidated revenues for 2024. Our merger and acquisition efforts are aimed at acquiring companies that improve our consulting solutions capabilities by adding new customers, new contracts, or new technology partnerships. As we execute, scale and acquire, we will leverage our extensive and skilled talent to support our IT consulting solutions, where there is substantial potential for growth and opportunity.

Summary of Say-on-Pay and Responsiveness

Stockholder engagement is a key value and a significant part of our ongoing review of corporate governance and executive compensation practices. We are committed to actively seeking feedback from our stockholders to foster a constructive dialog on our programs as well as the decision-making process behind them.
In 2024, our Compensation Chair reached out to stockholders representing over half of our outstanding stock. 99.2 percent of the votes cast for the 2024 Say-on-Pay proposal were cast FOR the proposal. The Compensation Committee considered this strong support, along with feedback from our stockholder engagement discussions, when determining to substantially maintain our current compensation program design.

Say-on-Pay Engagement and Responses

Stockholder Engagement Process	Feedback Heard	Compensation and Nominating and Corporate Governance Committee Actions
◦Consistent with our historical practice, we conducted proactive stockholder engagement throughout the year and our Compensation Committee Chair, Chief Legal Officer and VP, Investor Relations spoke with several of our larger stockholders to discuss our business, compensation, sustainability programs and governance.

◦We shared feedback from our stockholders with the Compensation and the Nominating and Corporate Governance Committees.

◦Stockholders were generally supportive of our broader business strategy and performance.

◦Stockholders generally expressed a high level of support for our executive compensation programs while providing commentary on performance metrics, including their structure.

◦Certain stockholders noted that they would prefer our Board members have one-year and not three-year terms.

◦Due to the strength of the support of our executive compensation programs and their continuing effectiveness, the Compensation Committee elected to make only minor changes to the structure of executive compensation in 2024.

◦The Nominating and Corporate Governance Committee reviewed the issue of staggered director terms with the full Board, and determined to continue the practice as it maintains a balance between stability and fresh perspectives.

Process for Determining Compensation

The role of our Compensation Committee is to oversee our executive plans and policies, administer our equity plans, and approve all compensation for our named executive officers. Our Compensation Committee generally seeks input from our Chief Executive Officer when discussing executive performance and compensation levels for named executive officers (other than his own compensation). Our Chief Legal Officer has the responsibility of advising the Compensation Committee and coordinating with any third-party compensation advisers. The Compensation Committee also works with our Chief Financial Officer to evaluate the financial, accounting and tax implications of compensation actions. None of our named executive officers participates in deliberations regarding his or her own compensation. Our Compensation Committee deliberates and determines compensation decisions related to our Chief Executive Officer in executive session, outside of the presence of the Chief Executive Officer.

The Compensation Committee oversees the executive compensation program and determines compensation for the Company’s executive officers. The Compensation Committee recognizes that, from time to time, it is appropriate to enter into compensatory agreements with key executives, and has done so with each of our named executive officers. Through these agreements, ASGN seeks to further motivate such individuals, retain their services, and secure confidentiality and non-solicitation obligations, applicable both during and after their employment. These compensatory agreements include executive employment agreements and severance arrangements.

Compensation Consultant. In 2024, the Compensation Committee retained Semler Brossy as its independent compensation consultant. The Compensation Committee has assessed the independence of Semler Brossy pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Semler Brossy from independently representing the Compensation Committee.

The Compensation Committee also compares our performance against that of our peer group as part of its oversight responsibilities and uses industry performance data to set performance targets. The peer group was developed with advice from Semler Brossy to include ASGN’s key business and talent competitors, with a focus on:

•Related industry companies in the consulting, staffing and government services areas; and
•Companies generally within a range of 0.5x to 2.0x of ASGN’s revenue and/or market cap on a pro-forma basis (with some exceptions for strong business fits).

Based on these criteria, the peer group used for 2024 compensation is presented in the table below. Seven companies were added compared to the prior year (Clarivate plc, Gartner, Inc., KBR, Inc., Leidos Holdings, Inc., ManpowerGroup Inc., Maximus, Inc., and Parsons Corporation) due to their similarity to the Company's business and inclusion in peer groups by ISS
Shareholder Services Inc., Glass, Lewis & Co. and/or those companies' peer groups. Five companies were removed Amedisys, Inc., ManTech International Corporation, Pediatrix Medical Group, Inc., Premier, Inc. and Willis Towers Watson plc) due to their lack of nexus to the Company's business or no longer being a public reporting company.

	Financials (in millions)(1)
Name	Revenues	Market Cap
Booz Allen Hamilton Holding Corporation	10,662	16,677
CACI International Inc.	6,703	7,215
Clarivate plc	2,629	6,148
EPAM Systems, Inc.	4,691	17,157
FTI Consulting, Inc.	3,489	7,072
Gartner, Inc.	5,907	35,163
ICF International, Inc.	1,963	2,523
Insperity, Inc.	6,486	4,370
KBR, Inc.	6,956	7,481
Kelly Services, Inc.	4,836	691
Kforce Inc.	1,532	1,335
Korn Ferry	2,763	3,118
Leidos Holdings, Inc.	15,438	14,884
ManpowerGroup, Inc.	18,915	3,879
Maximus, Inc.	4,905	5,115
Parsons Corporation	5,443	6,578
Robert Half International Inc.	6,393	9,310
Science Applications International Corporation	7,444	6,472
Unisys Corporation	2,015	384
75th Percentile	6,829	8,395
50th Percentile	5,443	6,472
25th Percentile	3,126	3,499
ASGN Incorporated	$4,451	$4,539

(1)	Revenues reflect the reported results for fiscal years ending in 2023, and the market capitalization values are as of December 31, 2023 (end of fiscal year prior to 2024 pay decisions).

Compensation Philosophy

Program Overview

Our executive compensation program is tied to our near-and long-term business strategy and keeps our named executive officers focused on sustaining industry-leading financial and share-price performance.

Element	Purpose
Base Salary ✓ Attract and retain ✓ Stable value delivery	• Fixed compensation, payable in cash • Provides executives with security and continuity in compensation • Key component of attracting and retaining qualified executives
Cash Incentives ✓ Pay for short-term performance ✓ Align with near-term strategy	• Variable, cash-based compensation rewards executives for performance against key financial, operating and strategic goals • Performance-based, with payouts only received for strong performance
Equity ✓ Pay for sustained, long-term performance ✓ Align executives and stockholders ✓ Long-term retention
• Emphasizes long-term operational performance and stockholder value growth
• Ties opportunities for wealth creation and stock ownership directly to the long-term success of ASGN
• Promotes retention of executives
• Aligns executives with the interests of our stockholders
• Encourages maximization of stockholder value

Compensation Policies and Practices

Our pay-for-performance philosophy and executive compensation governance provide a framework for executives to achieve ASGN’s financial and strategic goals without encouraging excessive risk-taking in their business decisions. Key practices include:

WHAT WE DO	WHAT WE DON'T DO
✓ Emphasis on pay-for-performance

✓ Challenging performance goals for incentive programs, requiring above-market performance to be earned at target levels, and significantly higher performance for stretch goals above target

✓ Compensation program designed to mitigate undue risk-taking

✓ Double-trigger required for change in control severance provisions

✓ Rigorous stock ownership guidelines for executives and directors

✓ Maintain clawback policy for executive incentive compensation that is more restrictive than the SEC-mandated policy

✓ The fully independent Compensation Committee engages an independent compensation consultant

x No gross-ups related to executive compensation, excise taxes or otherwise

x Directors and executives are prohibited from hedging and pledging the Company’s stock

x No excessive perquisites

x No repricing of stock option awards without stockholder approval

2024 Compensation Program
The Compensation Committee strives to achieve a balance between cash and equity compensation as well as long-term and short-term incentive compensation which aligns with our stockholders’ interests. A fundamental objective of the Compensation Committee is to make a substantial portion of each executive officer’s compensation contingent upon the Company's performance, as well as upon his or her own individual level of performance so that each executive officer is compensated for results. The Compensation Committee furthers this objective through an annual performance-based cash incentive program and an equity incentive program which includes equity for which vesting is subject to performance of the Company's stock versus our industry over a three-year period. The Compensation Committee uses equity awards to align the remuneration potential for the executive officers with stockholder interests.

The following tables illustrate that a significant portion of our named executive officers' 2024 annual target compensation was performance-based.

ASGN's Executive Pay Design Supports the Company’s Corporate Strategy

Named Executive Officers' Total Target Compensation for 2024

Each year, the Compensation Committee assesses the competitive positioning of our named executive officers' target compensation relative to our peers and, if appropriate in consideration of each executive’s context, role and performance, adjusts their target compensation for the following year. The table below reflects the Compensation Committee’s compensation decisions for named executive officer target compensation in 2024, based on market competitiveness and the committee’s assessment of the Company’s and each executive’s performance in 2023, as applicable.
For Mr. Blazer, the table below shows the annualized value of his 2022 equity awards - his 2022 award was sized at $6,000,000 and was intended to cover equity grants for 2022, 2023 and 2024. In addition, the equity dollar-denominated amounts listed in the table that were delivered as performance-based RSUs ("PSUs") differ slightly from the amounts in the Stock Award column in the Summary Compensation table or the Grants of Plan-Based Awards table because the accounting treatment of our PSUs takes into account a Monte Carlo valuation when determining grant date fair value.

Name	Salary	Target Annual Cash Incentive Bonus	RSUs	PSUs	Total
Theodore S. Hanson	$1,050,000	$1,470,000	$2,320,000	$3,480,000	$8,320,000
Randolph C. Blazer(1)	990,000	1,287,000	1,000,000	1,000,000	4,277,000
Marie L. Perry	605,000	605,000	700,000	700,000	2,610,000
Jennifer H. Painter	550,000	478,500	567,500	567,500	2,163,500
Rose L. Cunningham	350,000	262,500	145,000	145,000	902,500

(1)	To support long-term retention and performance, Mr. Blazer received a front-loaded equity award in 2022 intended to cover annual equity grants for 2022, 2023 and 2024. He therefore did not receive an equity grant in 2024. Mr. Blazer's RSU and PSU values in the table above reflect the annualized value of his front-loaded equity awards in 2022.
Salary

Our salaries reflect the responsibilities of each named executive officer and the competitive market for comparable professionals in our industry and are set to create an incentive for executives to remain with us. Base salaries and benefits packages are the fixed components of our named executive officers'
compensation and do not vary with the Company's performance. Each named executive officer’s base salary is set by considering market data and the performance of such officer.

Name	2023 Annual Salary	2024 Annual Salary	Increase
Theodore S. Hanson	$1,050,000	$1,050,000	—%
Randolph C. Blazer	975,000	990,000	2%
Marie L. Perry	595,000	605,000	2%
Jennifer H. Painter	540,000	550,000	2%
Rose L. Cunningham	341,000	350,000	3%

Annual Cash Incentive Bonus

For 2024, the Compensation Committee maintained the bonus design introduced in 2021 requiring significant outperformance of goals to achieve maximum performance, with an intent to only provide maximum payouts in exceptional performance years. This goal-setting approach was implemented in part in response to stockholder input received during the Compensation Committee Chair's outreach efforts in prior years.

Named executive officers were eligible to receive annual cash incentive bonuses for 2024, subject to the achievement of rigorous performance goals tied to profitability and growth objectives of the Company (which, taken together, are weighted
80 percent) as well as individual objectives for each executive (which, taken together, are weighted 20 percent). Targets are set by the Compensation Committee and are informed by both the Company’s strategic plans and the projected growth of the broader market. The increases for the named executive officers' bonus targets for 2024 reflects market competitiveness, moving Ms. Perry in line with market, their individual performance and their overall compensation for 2024. Despite strong performance in the context of macroeconomic headwinds, while the financial metrics were achieved at threshold levels, the Company did not achieve the target goals and cash incentive bonuses were achieved at modest amounts.

	Annual Cash Incentive Bonus as a Percent of Annual Salary
Name	2023 Target	2024 Target	Increase
Theodore S. Hanson	140%	140%	—%
Randolph C. Blazer	125%	130%	4%
Marie L. Perry	95%	100%	5%
Jennifer H. Painter	85%	87%	2%
Rose L. Cunningham	75%	75%	—%

Financial Targets

The financial goals of our 2024 cash incentive bonus were based: (i) on the Company's adjusted EBITDA (earnings before interest, tax, depreciation and amortization) growth percentage; and (ii) the Company's revenue growth percentage. The Compensation Committee chose these metrics because they align with our key priorities and effectively balance the incentivization of both top- and bottom-line growth. The financial targets that we set are based on both our internal financial plans and third-party market growth estimates and are designed to reward executives for execution against our business strategy and outperforming our peers. No awards are paid unless the threshold growth percentages are achieved, and the maximum award under the plan is capped at 200 percent of target. Financial targets for 2023 had been achieved at zero percent as macroeconomic conditions had significantly impacted performance after targets had been set. Further, industry forecasts and the Company's internal expectations for 2024 had been reduced from the prior year expectations as macroeconomic conditions continued to be difficult. Therefore financial target achievement levels were below target. In addition, the threshold payout level was adjusted to 40 percent from 25 percent to be in line with market.

2024 Financial Target Achievement:

	Threshold (40% Payout)	Target (100% Payout)	Max (200% Payout)	Results	Payout Achieved
Consolidated ASGN Targets (80% Adjusted EBITDA, 20% Revenue) growth over prior year:
Adj. EBITDA	(13.5)%	(3.5)%	4.0%	(12.1)%	45.7%
Revenue	(11.5)%	(1.5)%	4.5%	(7.9)%	61.7%

For purposes of our 2024 annual cash incentive bonus program, Adjusted EBITDA is slightly different from the similar metric we provide in our earnings releases. For a reconciliation of Performance Target Adjusted EBITDA to net income, see Annex A.

Individual Performance Targets

Executives were also measured on their individual performance relative to the key management by objective performance targets ("MBOs"). MBOs generally focus on non-financial goals over which the individuals have direct control. The Compensation Committee certified achievement for the MBOs as set forth below:

Name	MBO	Assessment of Performance	Achievement (% of Target)
Theodore S. Hanson	•Strategic Plan initiatives (50%) •Succession management (50%)	•Stretch (150%) •Super Stretch 200%)	175%
Randolph C. Blazer	•Strategic Plan initiatives (40%) •Division leadership management (30%) •AI development (30%)	•Stretch (150%) •Super Stretch (200%) •Target (100%)	150%
Marie L. Perry	•Optimizing shared service model (30%) •Operationalizing Enterprise Risk Management (30%) •Days sales outstanding improvement (40%)	•Target (100%) •Over Stretch (175%) •Super Stretch (200%)	163%
Jennifer H. Painter	•Legal budget management (34%) •Compliance audit function (33%) •Contract management across Company (33%)	•Target (100%) •Super Stretch (200%) •Stretch (150%)	150%
Rose L. Cunningham	•Leverage tech advancements in accounting (20%) •Select new valuation expert (20%) •Days sales outstanding improvement (20%) •Accounting process efficiencies (20%) •Cross-functional accounting collaboration (20%)	•Super Stretch (200%) •Stretch (150%) •Target (100%) •Super Stretch (200%) •Super Stretch (200%)	150%

Based on the performance achievement outlined above, executives received the following payouts for 2024:

	Component Weighting		Payouts
Name	Financial Targets	MBOs	Financial Targets	MBOs	Total
Theodore S. Hanson	80%	20%	$574,773	$514,500	$1,089,273
Randolph C. Blazer	80%	20%	503,220	386,100	889,320
Marie L. Perry	80%	20%	236,556	196,625	433,181
Jennifer H. Painter	80%	20%	187,094	143,072	330,166
Rose L. Cunningham	80%	20%	102,638	89,250	191,888

Equity Incentive Compensation
The Compensation Committee annually approves equity grants to ASGN’s executives, including its named executive officers. The equity grants include RSU and PSU grants which are typically approved at the Compensation Committee's quarterly meeting in December before the year of grant. The RSUs are granted on the first business day in January, and the PSUs are granted on the day that the Compensation Committee sets the targets for the PSUs. These grants are designed to balance the comparatively short-term rewards of the annual cash incentive bonuses with long-term stock price performance, to align the interests of each executive officer with those of the stockholders, and to provide each individual with a significant incentive to manage their responsibilities from the perspective of an owner with an equity stake in the business. In addition, ASGN believes that granting equity awards with vesting periods creates a retention incentive and encourages the executive officers to focus on the Company’s long-term business objectives and long-term stock price performance.

Similar to prior years, the RSU awards received in 2024 vest one-third each year based upon continued service, and the PSUs have a three-year financial target and relative total shareholder return ("rTSR") modifier, which compares annual growth in the Company's share price against a defined peer group. These awards were sized in consideration of each executive’s role and responsibility and are intended to create alignment and retention incentives to drive long-term performance and further tie executives to stockholder outcomes.
The value of the RSUs and PSUs awarded to our named executive officers are listed below. The aggregate target amounts listed in the table will not match the amounts in the Stock Award column in the Summary Compensation Table or the Grants of Plan-Based Awards table because the accounting valuation of the PSU awards takes into account a Monte Carlo valuation which differs slightly from the target award dollar-denominated value. The number of RSUs and PSUs awarded is determined by dividing the grant value by the closing price on the grant date.

Name	RSU Awards (grant value of RSUs)	PSU Awards (grant value of PSUs)	Aggregate Target Award Grant Value
Theodore S. Hanson	$2,320,000	$3,480,000	$5,800,000
Randolph C. Blazer	—	—	—
Marie L. Perry	700,000	700,000	1,400,000
Jennifer H. Painter	567,500	567,500	1,135,000
Rose L. Cunningham	145,000	145,000	290,000

(1)	To support long-term retention and performance, Mr. Blazer received a front-loaded equity award in 2022 intended to cover annual equity grants for 2022, 2023 and 2024 at an equivalent $2 million per year rate that he received in 2021. Therefore, he did not receive an equity award in 2024.
RSUs

Our Compensation Committee wanted to provide stability and retention to our named executive officers, so awarded a portion of their RSUs based on their continued service to the Company through the vesting period. On January 2, 2024, our Chief Executive Officer received 40 percent of the dollar-denominated value of his target annual equity grant in RSUs, and the other named executive officers received 50 percent of the dollar-denominated value of their target annual equity grant in RSUs. These awards vest in three equal, annual installments on each of January 2, 2025, 2026 and 2027, subject to the executives' continued service to the Company through each such date (except in the case of certain qualifying terminations of employment in connection with a change in control of the Company as discussed in more detail in "Payments upon Termination or Change in Control" below).

PSUs

The remainder of each executive's 2024 grant was delivered as PSUs which vest upon achievement of the average of three years of NOPAT growth over a three-year performance period, with the potential for positive or negative adjustment based on the Company's TSR over the performance period relative to the comparator group outlined below. NOPAT, which is a non-GAAP (U.S. Generally Accepted Accounting Principles) financial measure, is generally calculated as GAAP net operating income as adjusted for non-GAAP items including depreciation, amortization, stock-based compensation, acquisition, foreign exchange rate fluctuations, certain litigation/legal costs, integration and strategic planning expenses, and adjustments eliminating the impact from acquisitions or dispositions during the year. The PSUs will be eligible to vest on December 31, 2026 subject to achievement of the performance targets as follows, and subject to the executives' continued service (except in the case of certain qualifying terminations of employment and in connection with a change in control of the Company as discussed in more detail in "Payments upon Termination or Change in Control" below):
Payout Schedule

Three-Year Average NOPAT Growth Goals		Relative TSR Modifier
NOPAT Growth vs. Prior Year Actual	Achievement	Relative TSR	Modifier Impact
≥12.0%	200%	≥75th P	+25%
2.0%	100%	40th - 60th P	—
(13.5)%	50%	≤25th P	-25%
<(13.5)%	—%

Outcomes relative to this schedule are measured annually over the three years and averaged to determine final NOPAT payout.
The final NOPAT growth outcome is then modified by interpolating up to 25 percent of the number of PSUs issued based on ASGN's TSR performance relative to a comparator group (outlined below) increasing the number of shares between the 60th to 75th percentile, and decreasing between the 40th to the 25th percentile.

TSR Comparator Group: The following companies constitute the TSR comparator group for 2024 PSU awards, and were selected using the same following criteria as used in prior years:

•Categories:
◦IT Consulting and Other Services;
◦Research and Consulting Services; and
◦Human Resource and Employment Services

•Publicly-traded, U.S.-based company
•Russell 3000 constituent
•>$500MM in revenue

The TSR comparator group is formulaic and much larger than our executive compensation peer group, so that no one company can have an outsized impact on the group average. The TSR comparator group necessarily includes some companies that are more diverse in size or industry than our executive compensation peer group.

◦Alight, Inc.	◦Korn Ferry
◦Amdocs Limited	◦Kyndryl Holdings, Inc.
◦Automatic Data Processing, Inc.	◦LegalZoom.com, Inc.
◦Barrett Business Services, Inc.	◦Leidos Holdings, Inc.
◦Booz Allen Hamilton Holding Corporation	◦ManpowerGroup Inc.
◦CACI International Inc.	◦NV5 Global, Inc.
◦CBIZ, Inc.	◦Parsons Corporation
◦Cognizant Technology Solutions Corporation	◦Paychex, Inc.
◦CRA International, Inc.	◦Paycom Software, Inc.
◦Dun & Bradstreet Holdings, Inc.	◦Paycor HCM, Inc.
◦DXC Technology Company	◦Paylocity Holding Corporation
◦EPAM Systems, Inc.	◦Perficient, Inc.
◦Equifax Inc.	◦Resources Connection, Inc.
◦First Advantage Corporation	◦Robert Half Inc.
◦FTI Consulting, Inc.	◦Science Applications International Corporation
◦Gartner, Inc.	◦Skillsoft Corp.
◦Heidrick & Struggles International, Inc.	◦Sterling Check Corp.
◦HireRight Holdings Corporation	◦Thoughtworks Holding, Inc.
◦Huron Consulting Group Inc.	◦TransUnion
◦ICF International, Inc.	◦TriNet Group, Inc.
◦Insperity, Inc.	◦TrueBlue, Inc.
◦International Business Machines Corporation	◦Unisys Corporation
◦Jacobs Solutions Inc.	◦Upwork Inc.
◦KBR, Inc.	◦Verisk Analytics, Inc.
◦Kelly Services, Inc.	◦Wildan Group, Inc.
◦Kforce Inc.

Achievement of 2022 PSUs

The NOPAT financial metric for the executive's 2022 PSUs was achieved at 188, zero and zero percent in 2022, 2023 and 2024, respectively, for an average achievement of 62.7 percent. The number of shares to be issued was then reduced by 25 percent due to the rTSR modifier (our rTSR achievement was the 21st percentile), for an overall achievement of 37.7 percent of the number of PSUs issued to each executive.

Other Benefits

Company-Sponsored Health and Welfare Benefits
Our executives and their legal dependents are eligible to participate in Company-sponsored health and welfare plans. These benefits are designed to be competitive with overall market practices and to attract and retain employees with the skills and experience needed to promote ASGN’s goals. The Compensation Committee believes that providing this coverage opportunity and enabling payment of the employee portion of such coverage costs through payroll deductions encourages our executives and their legal dependents to avail themselves of appropriate medical, dental and other health care services, as necessary, to help ensure our executives’ continued ability to contribute their efforts towards achieving ASGN’s growth, profitability and other goals.

401(k) Plans

ASGN and its subsidiaries offer tax-qualified 401(k) plans to our U.S. employees.

Deferred Compensation Plan

The Company maintains a Second Amended and Restated Deferred Compensation Plan (the "DCP") to provide an added benefit to executives who want to defer more of their compensation than they are able to under our 401(k) plan. Under the DCP, executives can defer up to 100 percent of their bonus and 75 percent of their base salary to a later date or series of dates at their election. The deferred amounts generally are not taxable to the participant until paid out pursuant to the participant's deferral election. Participants can choose from a number of investment fund options that are similar to the investment fund options available under the Company's 401(k) plan, and can change their investment fund election from time to time. The Company does not match any contributed funds. The plan is administered by a third party administrator, and the funds are invested by a rabbi trustee. The benefits to the plan are that funds contributed to the plan are tax-deferred without government contribution limits, however, upon a change in control of the Company, participants lose the deferral benefit and funds will be distributed to them in a lump sum. Further, the funds are not protected in the event of a corporate insolvency or bankruptcy and are considered unsecured claims against the Company. Participants are not allowed to withdraw their funds from the plan early, however in the case of an unforeseeable emergency, a participant may request a hardship exemption.

Severance and Change in Control Benefits

In 2024, each of our named executive officers was party to an employment or other agreement that provides for severance upon a qualifying termination of employment. Additionally, pursuant to the Company's Change in Control Severance Plan, as amended from time to time (the "CIC Severance Plan") in which all of the named executives participate, ASGN provides for cash severance, the vesting of equity grants and other benefits in the event the executive is terminated under certain defined circumstances following a change in control of our Company. Further, the named executive officers' PSU grants provide for pro rata vesting if an executive is terminated by the Company without cause, or if the executive retires under certain circumstances with the approval of the Compensation Committee in its sole discretion. We feel that these severance triggers and levels (described in more detail below) are appropriate to ensure our executive officers’ financial security, commensurate with their positions, in order to permit them to stay focused on their duties and responsibilities and promote the best interests of ASGN in all circumstances.

Perquisites

In 2024, ASGN made reasonable perquisites available to Messrs. Hanson and Blazer and Ms. Perry, including a $500 monthly automobile allowance, and payment or reimbursement of actual expenses incurred by the executive officer in connection with an annual physical examination (up to $1,500) and/or for tax preparation and financial planning services (up to $2,500). The Compensation Committee acknowledges the considerable time and focus demanded of our executive officers by their work duties as well as their role as “ambassadors” of ASGN, and authorizes these benefits in order to support their health and limit the impact and distraction of attending to these personal responsibilities. Additionally, the Compensation Committee believes the executives perceive these perquisites to be valuable and therefore helpful in attracting and retaining qualified leaders.

Other Considerations

Clawback Policy

In October 2023 we adopted a policy intended to comply with NYSE listing standards required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under this policy, if the Company is required to prepare an accounting restatement due to any material noncompliance with financial reporting requirements under applicable securities laws, we will be required to recover from certain current and former executive officers any incentive-based compensation that was erroneously paid or provided to the executive officers during the three years preceding the date that the Company is required to prepare such restatement, unless the Compensation Committee determines that recovery would be impracticable. If recovery is triggered, we are required to recover the excess of the amount of incentive-based compensation actually received by the executive officer over the amount of incentive-based compensation that he or she would have received had payment been determined based on the restated financial measure.

In addition, we retained our existing clawback policy which allows for the clawback of compensation under additional circumstances and applies to additional executives. Under this clawback policy, the Compensation Committee can, in its discretion, taking into account all appropriate circumstances, require and direct the Company to seek reimbursement or forfeiture of any annual incentive payment, bonus, or long-term incentive payment or equity award to a named executive officer that was approved, awarded, paid, or granted to such individual, where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of any Company financial statement filed with the SEC; (2) the Compensation Committee determines the named executive officer caused or substantially caused the need for the restatement by (i) engaging in intentional or reckless misconduct, or (ii) knowingly failing to act to prevent misconduct; and (3) a lower payment would have been made to the named executive officer based upon the restated financial results. In the circumstances of a restatement, the reimbursement or forfeiture is limited to the amount by which the named executive officer’s payment for the relevant period exceeds the lower payment that would have been made based upon the restated financial results, and will only apply to payments made in the year in which the restatement is filed or in the two completed fiscal years prior to the year in which the restatement is filed.

Equity Award Timing Policies and Practices

The Company does not currently grant (and does not currently have any outstanding) stock options, SARs or any similar awards with "option-like" features and therefore has not adopted a policy regarding the timing of any such awards in connection with the disclosure of material non-public information of the Company. However, as a general matter, the Company does not grant equity awards in anticipation of the release of material non-public information and we do not time the release of material non-public information for the purpose of affecting the value of executive compensation.

Tax Provisions and Accounting Consequences

The Compensation Committee considers the anticipated tax consequences to us and our executive officers when reviewing our compensation programs, as the deductibility of some types of compensation payments or the amount of tax imposed on the payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. In 2024, the Compensation Committee considered the requirements of Code Section 409A where applicable when structuring the executive compensation packages. Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and/or paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes, and interest on their vested compensation under such plans. Changes in applicable tax laws and regulations, the increase in our stock price, and other factors beyond the Compensation Committee’s control can also affect the deductibility of compensation.

Code Section 280G disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20 percent tax penalty on the individual receiving the excess payment. A parachute payment is compensation that is linked to or triggered by a change in control and may include, but is not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our executive officers, our Compensation Committee considers all elements of the cost to our Company of providing such compensation, including the potential impact of Code Section 280G. Our Board and its Compensation Committee have noted the unfavorable consequences to the Company and its executives of triggering such excess payments, and have taken measures to minimize these negative consequences. None of our named executive officers or any other employees have tax gross-up provisions in any of their compensation agreements or arrangements.

The Compensation Committee also regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. In particular, ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our awards with our overall executive compensation philosophy and objectives.

While the tax accounting impact of any compensation arrangement is a factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. The Compensation Committee may continue to award compensation which is not fully deductible to our executive officers if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

Say-on-Pay

We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers (a “say-on-pay proposal”). At our 2024 Annual Meeting of Stockholders held on June 13, 2024, 99.2 percent of the votes cast on the say-on-pay proposal at that meeting voted in favor of the proposal. The Company submits compensation for named executive officers for an advisory vote on an annual basis pursuant to the advisory recommendation of stockholders made in 2023, and the Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, in whole or in part, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and its Registration Statements on Forms S-3 and S-8, the following Report shall not be incorporated by reference into any such filings.

The Compensation Committee of the Board of ASGN has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Compensation Committee of the Board of Directors

Jonathan S. Holman (Chair)
Brian J. Callaghan
Carol J. Lindstrom

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our named executive officers for services rendered to ASGN for the years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	Non-Equity Incentive Plan(4)	All Other Compensation(5)	Total
Theodore S. Hanson	2024	$1,050,000		$6,174,382	$1,089,273	$22,981	$8,336,636
Chief Executive Officer	2023	1,050,000		5,344,802	441,000	22,456	6,858,258
	2022	1,025,000		4,710,065	2,663,719	21,581	8,420,365
Randolph C. Blazer	2024	990,000		—	889,320	21,402	1,900,722
President	2023	975,000		—	365,625	18,225	1,358,850
	2022	950,000		6,233,315(3)	1,933,250	21,130	9,137,695
Marie L. Perry	2024	605,000		1,475,160	433,181	23,981	2,537,322
Executive Vice President and Chief Financial Officer	2023	595,000		1,361,278	163,923	18,456	2,138,657
	2022(1)	527,083	255,000	1,794,560	925,031	270	3,501,944
Jennifer H. Painter	2024	550,000		1,195,894	330,166	12,981	2,089,041
Senior Vice President, Chief Legal Officer and Secretary	2023	540,000		1,123,127	137,700	12,456	1,813,283
	2022	500,000		1,038,785	780,000	11,581	2,330,366
Rose L. Cunningham	2024	350,000		305,434	191,888	12,981	860,303
Vice President, Chief Accounting Officer and Controller	2023	341,000	50,000	285,900	76,725	12,456	766,081
	2022	310,425		259,574	447,012	11,599	1,028,610

(1)	Ms. Perry was hired on January 31, 2022, so the salary reflects a partial year of her $575,000 annualized base pay, and the Non-Equity Incentive Plan amount is the pro rata bonus amount for the year.
(2)	Amounts shown in the "Stock Awards" column reflect the aggregate grant date fair value of the awards for accounting purposes, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts with respect to stock-based awards are included in Note 11 to the consolidated financial statements for the year ended December 31, 2024 included in our Annual Report. With respect to the PSUs that vest based on achievement of financial metrics modified by an rTSR goal, the grant date fair value of the awards is the closing price of ASGN's common stock on the date of grant, plus the fair value of the TSR modifier estimated using a Monte Carlo valuation model. 50 percent of the dollar-denominated value of the target annual awards for the named executive officers are performance-based except for Mr. Hanson (the performance portion of his award is 60 percent). The maximum value of the performance awards for 2024 (assuming achievement of maximum goals) is $7.0 million, $1.4 million, $1.1 million and $290,000 for Mr. Hanson and Mmes. Perry, Painter and Cunningham, respectively.
(3)	The annual RSU grant to Mr. Blazer for 2022 was intended to reflect three years of grants, so he did not receive equity grants in either 2023 or 2024.
(4)	The amounts set forth in the "Non-Equity Incentive Plan" column in 2024 represent payouts described in "Annual Cash Incentive Bonus" beginning on p. 28. All non-equity incentive plan compensation amounts were earned based on performance in the year reported and were paid out in February of the subsequent year.
(5)	The amounts set forth in the "All Other Compensation" column for 2024 include the following amounts for all Named Executive Officers: $12,075 of 401(k) plan matching contributions and payment by ASGN of the following insurance premiums: $270 for life, $256 for long-term disability, $315 for short-term disability, and $65 for accidental death and dismemberment (with the exception that for Mr. Blazer life insurance was $121 and accidental death and dismemberment was $29). Amounts for Messrs. Hanson and Blazer and Ms. Perry include $6,000 for auto allowances. The amount for Mr. Hanson further includes reimbursement of $2,500 for tax preparation fees and $1,500 for a physical exam; for Mr. Blazer includes reimbursement of $2,500 for tax preparation fees and $106 for a physical exam; and for Ms. Perry includes reimbursement of $5,000 for two years' tax preparation fees.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers in the year ended December 31, 2024. The Compensation Committee approved the RSU and PSU awards and cash incentive bonus amounts for the named executive officers at its meeting on December 5, 2023, with an adjustment to Ms. Perry's equity grants on December 20, 2023, and set performance targets on March 20, 2024.

		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Approval Date		Threshold	Target	Maximum	Threshold	Target	Maximum
Theodore S. Hanson	12/5/2023	1/2/2024							24,250	$2,319,998
	12/5/2023	3/20/2024	$882,000	$1,470,000	$2,940,000
	12/5/2023	3/20/2024				16,703	33,406	66,812		3,854,384
Randolph C. Blazer	12/5/2023	3/20/2024	772,200	1,287,000	2,574,000

Marie L. Perry	12/5/2023 and 12/20/2023	1/2/2024							7,316	699,922
	12/5/2023	3/20/2024	363,000	605,000	1,210,000
	12/5/2023 and 12/20/2023	3/20/2024				3,360	6,719	13,438		775,238
Jennifer H. Painter	12/5/2023	1/2/2024							5,931	567,419
	12/5/2023	3/20/2024	287,100	478,500	957,000
	12/5/2023	3/20/2024				2,724	5,447	10,894		628,475
Rose L. Cunningham	12/5/2023	1/2/2024							1,515	144,940
	12/5/2023	3/20/2024	157,500	262,500	525,000
	12/5/2023	3/20/2024				696	1,391	2,782		160,494

(1)	Executive annual cash incentive compensation is determined by the Compensation Committee. See “Executive Compensation Discussion and Analysis—Annual Cash Incentive Bonus Compensation” for a general description of the criteria used in determining annual incentive compensation paid to our named executive officers. Amounts shown in these columns represent each named executive officer’s cash incentive bonus opportunity for 2024.
(2)	Represents the PSU awards granted in 2024. The awards have a March 20, 2024 grant date even though they were approved by the Compensation Committee in December 2023 because the performance targets were not set until the March 2024 date. The awards are subject to achievement of a financial metric modified by rTSR performance over a three-year period. The "Threshold" amount represents the minimum number of shares that would be issued if the applicable performance goals are achieved at the threshold levels. The "Maximum" amount represents the maximum number of shares that could be issued upon vesting of the PSUs. See "Compensation Philosophy - Equity Incentive Compensation" beginning on p. 29 for a general description of the criteria used in determining the equity compensation granted to our named executive officers.
(3)	These RSU awards vest based on continued service to the Company, and do not have performance requirements.
(4)	Amounts shown in this column reflect the aggregate grant date fair value of the awards for accounting purposes, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts with respect to stock-based awards are included in Note 11 to the consolidated financial statements for the year ended December 31, 2024 included in our Annual Report. With respect to the PSUs granted in 2024 that vest based on the achievement of a financial metric modified by an rTSR goal, the grant date fair value of the awards is the closing price of ASGN's common stock on the date of grant, plus the fair value of the rTSR modifier estimated using a Monte Carlo valuation model.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF
PLAN-BASED AWARDS TABLE

We have entered into employment agreements with certain of our named executive officers as described in this section. Under the terms of their employment agreements or separate protective covenant agreements which all of our employees sign, the named executives must comply with certain confidentiality, non-solicitation and release requirements during and after their employment. See “Payments Upon Termination or Change in Control” for a discussion of payments and benefits to which the named executive officers are entitled pursuant to their employment or severance agreements and the Company's CIC Severance Plan upon their termination of employment and/or change in control.

Under the terms of employment agreements for Messrs. Hanson and Blazer and Ms. Perry, they are entitled to a minimum annual base salary, subject to annual increases thereafter. The base salary, annual cash incentive bonus targets and equity incentive compensation targets of each named executive officer are discussed above under "Named Executive Officers' Total Target Compensation for 2024" beginning on p. 27. Each of the named executive officers are also entitled to participate in our incentive, savings, retirement and welfare plans. In addition, the compensation agreements for the executives set forth below include the following provisions:

Theodore S. Hanson

Mr. Hanson entered into an employment agreement with ASGN in June 2019 in connection with his promotion to President and Chief Executive Officer of ASGN. Pursuant to his employment agreement, Mr. Hanson receives a minimum annual base salary of $850,000, though it was increased to $1,050,000 effective as of January 1, 2023. He was eligible to receive a target annual cash incentive bonus equal to 100 percent of his base salary, with a maximum annual bonus opportunity of an additional 100 percent of his base salary, which amounts were increased to 140 percent each for target and maximum in 2023. The agreement further provides that Mr. Hanson is eligible for a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500, and tax preparation and financial planning services up to $2,500 annually. In connection with entering into his employment agreement, he received PSUs with a target value of $500,000.
Randolph C. Blazer

Mr. Blazer entered into an employment agreement with Apex Systems in January 2007, which was amended on several occasions, most recently in January 2025. Pursuant to his employment agreement, Mr. Blazer served as President of Apex Systems until he was promoted to the role of President of ASGN, and in March 2025 he moved to the role of Executive Vice Chairman. Mr. Blazer’s employment agreement provides that he is eligible for a monthly automobile allowance in the amount of $500, and reimbursement of expenses for an annual physical examination up to $1,500 and tax preparation and financial planning services up to $2,500 annually.

Marie L. Perry

Ms. Perry entered into an employment agreement with the Company in January 2022 upon her employment. Ms. Perry’s employment agreement provides for an annual base salary of $575,000, which was increased to $605,000 annually on January 1, 2024, and a target annual equity award of $1,150,000, which was increased to $1,375,000 in 2024. Per her agreement, she is eligible to receive a target annual cash incentive bonus equal to 90 percent of her base salary, with a maximum annual bonus opportunity of an additional 90 percent of her base salary, both of which were increased to 100 percent for her 2024 cash incentive bonus. The agreement further provides that Ms. Perry is eligible to receive a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500, and tax preparation and financial planning services up to $2,500 annually. In connection with entering into her employment agreement, she received a cash bonus of $255,000 and RSUs with a target value of $600,000 vesting one-third each on the first, second and third anniversaries of the grant date, with the third tranche subject also to her relocation to the greater Richmond, Virginia area. She also received a relocation reimbursement allowance up to $80,000.

Jennifer H. Painter

Ms. Painter does not have an employment agreement but entered into a letter agreement with the Company in December 2017 which provides for severance payments and benefits in the case of a termination by the Company not for cause. This agreement is further discussed in "Payments Upon Termination or Change in Control" below.

Rose L. Cunningham

Ms. Cunningham does not have an employment agreement but entered into a letter agreement with the Company in April 2023 which provides for severance payments and benefits in the case of a termination of her employment by the Company not for cause. This agreement is further discussed in "Payments Upon Termination or Change in Control" below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth outstanding stock award information with respect to each named executive officer as of December 31, 2024. Our named executive officers did not hold any outstanding options as of December 31, 2024. In addition to the below, certain awards are eligible for accelerated vesting in connection with qualifying terminations of employment and in connection with a change in control of the Company, as described under Payments Upon Termination or Change in Control, below.

Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(6)
Theodore S. Hanson	4,836	(1)	$403,032
	16,492	(2)	1,374,443
	24,250	(3)	2,020,995
	9,093	(4)	$757,811
				38,739	(7)	3,228,508
				33,406	(8)	2,784,056
Randolph C. Blazer	8,060	(1)	671,720
	10,103	(4)	841,984

Marie L. Perry	1,677	(5)	139,761
	5,291	(2)	440,952
	7,316	(3)	609,715
	1,936	(4)	161,346
				1,749	(9)	145,762
				8,285	(7)	690,472
				6,719	(8)	559,961
Jennifer H. Painter	1,343	(1)	111,926
	4,365	(2)	363,779
	5,931	(3)	494,290
	1,683	(4)	140,261
				6,836	(7)	569,712
				5,447	(8)	453,953
Rose L. Cunningham	335	(1)	27,919
	1,111	(2)	92,591
	1,515	(3)	126,260
	420	(4)	35,003
				1,740	(7)	145,012
				1,391	(8)	115,926

(1)	The remaining third of this 2022 time-vesting RSU award vested on January 2, 2025.
(2)	The second third of this 2023 time-vesting RSU award vested on January 2, 2025, and the remaining third vests on January 2, 2026 subject to continued service to the Company.
(3)	One-third of this 2024 time-vesting RSU award vested on January 2, 2025 and the remaining two-thirds vest in equal parts on January 2 of 2026 and 2027 subject to continued service to the Company.
(4)	Achievement of the three-year performance ending on December 31, 2024 for this 2022 PSU award was certified and released at 37.7 percent of target on February 6, 2025.
(5)	The remaining third of this 2022 time-vesting RSU award vested on February 6, 2025.
(6)	The market value of the RSUs and PSUs that have not yet vested as of December 31, 2024 was determined by multiplying the outstanding number of RSUs or PSUs by $83.34, the closing price of our stock on that day.
(7)	This number represents the target number of shares of this 2023 PSU award that will vest on January 2, 2026, subject to continued service to the Company and achievement of performance targets over the three-year period ending on December 31, 2025.
(8)	This number represents the target number of shares of this 2024 PSU award that will vest on December 31, 2026, subject to continued service to the Company and achievement of performance targets over the three-year period ending on December 31, 2026.
(9)	This 2022 PSU sign-on grant which was subject to Ms. Perry's relocation to the greater Richmond, VA area, was certified and vested on February 6, 2025.

OPTION EXERCISES AND STOCK VESTED

The table below sets forth information concerning the vesting of RSUs during 2024 by our named executive officers. Our named executive officers did not hold any outstanding options in 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Theodore S. Hanson	48,406	$4,628,132
Randolph C. Blazer	24,155	2,309,713
Marie L Perry	6,073	577,577
Jennifer H. Painter	9,561	914,252
Rose L. Cunningham	3,531	330,164

NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains a Second Amended and Restated Deferred Compensation Plan ("DCP") to provide an added benefit to executives who want to defer more of their compensation than they are able to under our applicable 401(k) plan. The Company does not match participant contributions to the DCP. The table below sets forth a summary of all non-
qualified deferred compensation contributions made by each of the named executive officers, aggregate earnings and distributions for the year ending December 31, 2024, and aggregate balances under the plan at December 31, 2024.

Name	Executive Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2024(3)
Theodore S. Hanson	$—	$12,716	$—	$949,408
Randolph C. Blazer(1)	—	—	—	—
Marie L. Perry(1)	—	—	—	—
Jennifer H. Painter(2)	93,514	111,364	(300,289)	1,121,917
Rose L. Cunningham	—	15,736	—	137,878

(1)	Does not participate in the nonqualified deferred compensation plan.
(2)	Ms. Painter deferred five percent of her 2024 salary and also deferred 25 percent of her annual cash incentive bonus for the year ending December 31, 2024, which was paid out in February 2025. These amounts are included in the amounts reported as "Salary" and "Non-Equity Incentive Plan Compensation" for 2024 in the Summary Compensation Table.
(3)
These earnings are not included in the Summary Compensation Table in this proxy statement or prior proxy statements as there were no Company contributions, and the DCP investment options substantially track the Company's 401(k) plan fund elections.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Described below are the arrangements the Company has entered into with each of our named executive officers, and the estimated payments and benefits that would be provided under such arrangements, assuming that the named executive officer’s employment was terminated under certain circumstances as of December 31, 2024 and, where applicable, a change in control of the Company occurred on that date, using the closing price of our common stock on December 31, 2024 ($83.34 per share). In each case, the named executive officer’s right to receive severance benefits is subject to his or her execution of a valid and binding release agreement and contingent upon his or her continued adherence to certain confidentiality and non-solicitation agreements. In addition to the below, any outstanding funds in the executives' DCP accounts would be distributed in a lump sum upon a change in control event (as defined in the DCP).

Named Executive Officer Agreements and Policies with Termination Provisions

Hanson Employment Agreement. Under Mr. Hanson's employment agreement, upon a termination of employment by the Company "without cause" or by non-renewal of his employment, or by Mr. Hanson for "good reason" (each as defined in the agreement), in addition to his accrued obligations, Mr. Hanson would be entitled to: (1) continuation payments totaling 150 percent of his annual base salary, over a period of 18 months following such termination; and (2) during the 18-month period, subject to Mr. Hanson’s proper election to continue healthcare coverage under COBRA, payment of his COBRA premiums. If his employment terminates because of his death or disability, Mr. Hanson (or his estate) will be entitled to receive payment equal to 100 percent of his base salary payable over 12 months and the Company would pay his COBRA healthcare benefits for 18 months following the termination of employment.

Blazer Employment Agreement. If the Company terminates the employment of Mr. Blazer without “cause” (as defined in his employment agreement) or if his employment terminates due to death or disability during his employment period, Mr. Blazer's employment agreement provides that he is entitled to receive, in addition to accrued obligations and subject to reduction in certain circumstances: (1) salary continuation for a period of 12 months, at the rate in effect as of the date his employment is terminated; and (2) subject to his proper election to continue healthcare coverage under COBRA, for a period of 12 months from the date of termination, payment of the difference between his COBRA premiums and the cost of such coverage immediately prior to such termination.

Perry Employment Agreement. Under Ms. Perry's employment agreement, upon a termination of employment by the Company without "cause" or by Ms. Perry for "good reason" (each as defined in the agreement), in addition to her accrued obligations, Ms. Perry would be entitled to: (1) continuation payments totaling 100 percent of her annual base salary, over a period of 12 months following such termination; and (2) during the 12-month period, subject to her proper election to continue healthcare coverage under COBRA, payment of her COBRA premiums. If Ms. Perry's employment terminates because of her death or disability, Ms. Perry (or her estate) will be entitled to receive payment equal to 100 percent of her base salary payable over 12 months and the Company would pay her COBRA healthcare benefits for 12 months following the termination of employment.

Painter and Cunningham Letter Agreements. Mmes. Painter and Cunningham entered into letter agreements with the Company in December 2017 and April 2023, respectively, which provide for severance payments and benefits in the case of a termination by the Company for its convenience including, in addition to accrued obligations: (1) 12 months of their then annual base salary, payable in equal installments pursuant to the Company's normal payroll procedures for the 12 months following their termination; and (2) subject to their proper election to continue healthcare coverage under COBRA for a period of 12 months from the date of termination, Company-reimbursed or Company-paid coverage under its group health plans at the same levels as would have applied if their employment had not been terminated. Ms. Cunningham may also terminate her employment for good cause and receive the amounts set forth above if she is required to move office locations greater than 25 miles from her current office.

CIC Severance Plan. If the employment of any of Messrs. Hanson or Blazer or Mmes. Perry, Painter or Cunningham was "involuntarily terminated" following a “change in control” in 2024, benefits would be determined in accordance with the Company’s CIC Severance Plan. Pursuant to the CIC Severance Plan, upon an involuntary termination within 18 months of a “change in control transaction,” Mr. Hanson is entitled to receive: (1) a pro rata bonus for the year of termination which equals 100 percent of the “target bonus” for Mr. Hanson for the year of termination times the pro rata portion of the year he worked prior to his termination; (2) 300 percent of his annual salary and target bonus in effect at the time of the involuntary termination; (3) a lump-sum payment equaling an after tax calculation of the cost of 18 months of COBRA premiums for the medical, dental and/or vision coverage he received at the time of the termination; and (4) each outstanding equity-based award Mr. Hanson holds as of the date of his involuntary termination will vest in full upon the effectiveness of a general release. Each of the other executive officers receives the same severance benefits except that they are entitled to receive the following percent of their annual salary and target bonus in effect at the time of the involuntary termination: Mr. Blazer, 275 percent; Ms. Perry, 250 percent; Ms. Painter, 200 percent; and Ms. Cunningham, 75 percent, and further, Ms. Cunningham is not eligible for the equity acceleration. Payments to the executive officers under the CIC Severance Plan are paid in a lump sum and are reduced if necessary to avoid any excise tax that may be imposed if the net amount received by the executive would be more than if the excise taxes were incurred. “Change in control,” “change in control transaction,” "involuntary termination" and “target bonus” have the meanings set forth for those terms in the CIC Severance Plan.

Senior Executive PSU Award Agreements. If the employment of any of the named executive officers was terminated by the Company other than for “cause”, or due to retirement under certain circumstances at the Compensation Committee's sole election, then a pro rata portion of the PSUs granted to the named executive officers would remain outstanding and eligible to vest during the three-year performance period without the requirement of continued employment beyond such termination. Such pro rata amount would be calculated based on the length of employment during the performance period.

The estimated payments or benefits which would have been paid to each of the named executive officers in the event of such executive's termination on December 31, 2024 under the specified circumstances are set forth below.

	Termination Without Cause ($)	Involuntary Termination within 18 months after CIC ($)	Death or Disability ($)
Theodore S. Hanson
Pro Rata Bonus(1)	-	-	-
Total Cash Severance (applicable salary and target bonus amounts)	$1,575,000	$7,560,000	$1,050,000
Value of Accelerated Equity Awards	1,651,771	11,821,196	-
Insurance Premiums Costs	59,386	59,386	59,386
Total Severance and Benefits	3,286,157	19,440,582	1,109,386

Randolph C. Blazer
Pro Rata Bonus(1)	-	-	-
Total Cash Severance (applicable salary and target bonus amounts)	990,000	6,261,750	990,000
Value of Accelerated Equity Awards	841,984	2,905,232	-
Insurance Premiums Costs	41,971	62,956	41,972
Total Severance and Benefits	1,873,955	9,229,938	1,031,972

Marie L. Perry
Pro Rata Bonus(1)	-	-	-
Total Cash Severance (applicable salary and target bonus amounts)	605,000	3,025,000	605,000
Value of Accelerated Equity Awards	343,750	3,014,658	-
Insurance Premium Costs	11,855	17,782	11,855
Total Severance and Benefits	960,605	6,057,440	616,855

Jennifer H. Painter
Pro Rata Bonus(1)	-	-	-
Total Cash Severance (applicable salary and target bonus amounts)	550,000	2,057,000	-
Value of Accelerated Equity Awards	288,745	2,365,856	-
Insurance Premiums Costs	13,156	19,735	-
Total Severance and Benefits	851,901	4,442,591	-

Rose L. Cunningham
Pro Rata Bonus(1)	-	-	-
Total Cash Severance (applicable salary and target bonus amounts)	350,000	459,375	-
Value of Accelerated Equity Awards	72,867	72,867	-
Insurance Premiums Costs	39,591	59,386	-
Total Severance and Benefits	462,458	591,628	-

(1)	Cash incentive bonuses are earned on December 31 of a given year, and are therefore payable in full upon certification. The bonuses earned by the executive officers for 2024 were as follows: Mr. Hanson $1,089,273; Mr. Blazer, $889,320; Ms. Perry, $433,181; Ms. Painter, $330,166; and Ms. Cunningham $191,888.

CEO PAY RATIO

As a result of rules adopted under the Dodd-Frank Act, we are providing disclosure of our CEO’s cash compensation in relation to the cash compensation of the median employee for 2024. We are committed to internal pay equity and equal pay based on role, qualifications, experience and merit. In addition, as 62 percent of our employees are placed with clients on a temporary basis, they are not likely to be paid a full year salary. We believe that comparing the pay of someone who worked for us for a partial year versus someone who worked for 12 months is not consistent with the spirit and intent of the regulation. Therefore, while we have provided the required disclosure, we have included additional information with annualized pay data for all our employees.
Our measurement date included the last payroll period inclusive of December 31, 2024, which reflects a total employee population of 23,287 on that date, of which 14,540 were professionals working on temporary assignments with our clients. Consistent with SEC rules, we annualized compensation for our internal, permanent employees who were employed for less than the full year in 2024, but not for our professionals whose positions are temporary in nature. Our non-U.S. employees comprised 7.8 percent of our workforce and were therefore included in the calculations.

We used cash compensation to identify the median employee on the measurement date. Total compensation in 2024 for the median employee was $68,710. As set forth in the Summary Compensation Table on p. 34 of this proxy statement, Mr. Hanson’s total compensation for 2024 was $8,336,636. Using these compensation amounts provides for a CEO pay ratio of approximately 121:1 pursuant to the SEC’s rules set forth in Item 402(u) of Regulation S-K. If we annualized the salary of our temporary professionals as we do for our internal employees, which we believe is the most accurate and comparable analysis, total compensation for the median employee would be $96,720, for a CEO pay ratio of approximately 86:1.

PAY VERSUS PERFORMANCE

As discussed in the Executive Compensation Discussion and Analysis section above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our named executive officers' realized compensation to the achievement of our financial and strategic objectives, and to align our executive pay with changes in the value of our stockholders' investments.
Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are disclosing pay estimates valuing our named executive officer compensation at December 31, 2020 through 2024 per the SEC's requirements. For 2024, we have also provided a table showing how the valuation of our stock and estimates on achievement of equity performance targets changes the valuations of our named executive officers' compensation between the Summary Compensation Table totals to the "Compensation Actually Paid" columns set forth below. For 2024, we used the Standard Industrial Classification (SIC) Code
No. 7389-Business Services, Not Elsewhere Classified ("Business Services") Index for the peer group rather than the SIC Code No. 736-Personnel Supply Services Companies ("Personnel Supply Services") Index we have previously used. This Business Services Index was used in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 in connection with the required stock performance graph for the first time as we focus our business on consulting, and revenues for our consulting business has become 58 percent of total revenues.

Performance-Target Adjusted EBITDA was chosen as the Company-selected measure as it is the most significant financial measure for our named executive officers' annual cash incentive bonus. It is also a measure of our ability to service debt, fund acquisitions and capital expenditures, and expand our business.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(2)	Total Shareholder Return	Peer Group Total Shareholder Return(4)	Net Income (in millions)(5)	Performance Target Adjusted EBITDA (in millions)(6)
2024	$8,336,636	$4,453,578	$1,846,847	$1,232,254	$117.43	$125.59	$175.2	$454.6
2023	6,858,258	3,796,216	1,519,218	639,854	135.51	109.50	219.3	526.9
2022	8,420,365	335,421	3,830,423	2,012,986	114.81	86.02	268.1	550.9
2021	9,546,278	17,317,167	3,451,448	6,640,639	173.88	112.13	409.9	470.4
2020	6,606,311	13,102,307	2,729,894	4,778,165	117.70	135.14	200.3	438.5

(1)	Mr. Hanson was our PEO (principal executive officer) for all five years.
(2)	Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (i) for solely service-vesting time-based RSUs, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); and (ii) for PSUs that vest based on achievement of financial metrics modified by an rTSR goal, the same valuation methodology as time-based RSU awards above, plus the fair value of the rTSR modifier estimated using a Monte Carlo valuation model which utilizes multiple input variables, including expected dividend yield, expected volatility of our stock price, risk-free interest rate and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and prior fiscal years. The amounts disclosed in the "Compensation Actually Paid" columns do not reflect the actual amount of compensation earned or paid during the applicable year, as the amounts are heavily impacted by the changes in valuation of the equity portions of named executive officers' compensation during the relevant year. The following adjustments were made to the amounts reported in the Summary Compensation Table to determine the amounts set forth in the "Compensation Actually Paid" columns (no other adjustments were required to be made in accordance with SEC rules):

			Equity Awards
Year	Executives	Summary of Compensation Table Total	Deduct Summary of Compensation Table Equity Awards	Add Year-End Value of Unvested Equity Granted in the Year	Add Change in Value of Unvested Awards Granted in Prior Years	Add Change in Value of Vested Equity Granted in Prior Years	Compensation Actually Paid
2024	PEO	$8,336,636	$6,174,382	$4,292,345	$(1,973,948)	$(27,073)	$4,453,578
	Average non-PEO NEOs	1,846,847	744,122	538,009	(399,885)	(8,595)	1,232,254

(3)	Messrs. Blazer, Edward Pierce and George Wilson and Ms. Painter were the non-PEO NEOs (named executive officers) for 2020 and 2021. For 2022, the non-PEOs were Messrs. Blazer and Pierce and Mmes. Cunningham, Painter and Perry. For 2023 and 2024, the non-PEOs were Mr. Blazer and Mmes Cunningham, Painter and Perry.
(4)	Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2019. For the relevant fiscal year, represents the cumulative TSR of the peer group. For the year ended December 31, 2024, the Company updated its peer group to Business Services from the Personnel Supply Services peer group used in prior years as described more fully above. The new peer group displayed is therefore different from our prior year proxy statement. The old peer group TSR presented for the years ended December 31, 2024, 2023, 2022, 2021, and 2020 were $85.28, $112.26, $105.54, $146.72, and $107.65, respectively.
(5)	Net income for the years ended December 31, 2022, 2021 and 2020 include $1.2 million, $178.1 million and $22.7 million related to discontinued operations, respectively. The 2021 discontinued operations include the gain on the Company's sale of Oxford Global Resources, LLC.
(6)	Performance Target Adjusted EBITDA is a non-GAAP measure. Please refer to Annex A for a reconciliation to the nearest GAAP metric.

We believe the "Compensation Actually Paid" in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee's emphasis on "pay-for-performance" as the "Compensation Actually Paid" fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our annual cash incentive bonus and equity programs.

Most Important Financial Metrics. The Compensation Committee reviews a number of performance metrics when assessing the named executive officers' performance, however the following metrics are the most important for ASGN:

•Performance-Target Adjusted EBITDA;
•Revenue;
•NOPAT; and
•rTSR.

For additional details regarding our most important financial performance measures, please see the sections titled "Annual Cash Incentive Bonus" and "Equity Incentive Compensation" in our Executive Compensation Discussion and Analysis elsewhere in this Proxy Statement.

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Performance-Target
Adjusted EBITDA, in each case, for the fiscal years ended in each December 31 of 2020 through 2024. TSR amounts reported in the graph assume an initial fixed investment of $100.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of December 31, 2024 for: (1) all compensation plans previously approved by stockholders; and (2) all compensation plans not previously approved by stockholders:

As of December 31, 2024	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	969,355	—	1,484,520(4)
Equity compensation plan not approved by stockholders(2)	63,668	—	56,330
Total	1,033,023	—	1,540,850

(1)	Consists of our Second Amended and Restated 2010 Incentive Award Plan (the "Plan") and the Second Amended and Restated 2010 Employee Stock Purchase Plan (the "ESPP").
(2)	Consists of our Second Amended and Restated 2012 Employment Inducement Incentive Award Plan, as amended (the "Inducement Plan").
(3)	Outstanding RSUs vest and convert to shares of common stock without the payment of consideration. As of December 31, 2024, there were no options, warrants or rights outstanding, and therefore there is no weighted-average exercise price of outstanding options, warrants and rights.
(4)
Includes shares available for future issuance under the Plan (1,124,292 shares) and the ESPP (360,228 shares) at December 31, 2024. With respect to the ESPP, the maximum number of shares subject to purchase during the purchase period in effect on December 31, 2024 was 72,244.

Inducement Award Program

In April 2018 our Board adopted the Second Amended and Restated 2012 Employment Inducement Incentive Award Plan, which has been amended from time to time in order to add additional shares to the plan. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan. A description of the principal features of the Inducement Plan is set forth below.
Eligibility and Administration
Only certain prospective employees of the Company are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Inducement Plan, subject to its express terms and conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.
Limitation on Awards and Shares Available
The maximum number of shares of common stock authorized for issuance under the Inducement Plan is 1,685,861 shares (the “Inducement Plan Share Limit”). Shares issued under the Inducement Plan may be treasury shares or authorized but unissued shares.
The following types of shares are added back to the available share limit under the Inducement Plan: (1) shares subject to awards that are forfeited, expire or are settled for cash; and (2) shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Inducement Plan: (a) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise; (b) shares purchased on the open market with the cash proceeds from the exercise of options; and (c) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award.
Awards granted under the Inducement Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction, will not reduce the shares authorized for grant under the Inducement Plan.
Awards
The Inducement Plan provides for the grant of stock options, including non-qualified stock options, restricted stock, dividend equivalent awards, stock payment awards, deferred stock, RSUs, performance awards, performance share awards, SARs, and other incentive or cash awards. Certain awards under the Inducement Plan may constitute or provide for a deferral of compensation, subject to Code Section 409A, which may impose additional requirements on the terms and conditions of such awards. All awards are to be set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•RSUs; Deferred Stock; Restricted Stock and Performance Shares. RSUs and deferred stock are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Dividends will not be paid on restricted stock awards unless and until the shares vest. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Vesting conditions determined by the plan administrator may apply to restricted stock, deferred stock, RSUs and performance shares, and may include continued service, performance and/or other conditions.
•Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100 percent of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than 10 years. Vesting conditions determined by the plan administrator may apply to stock options, and may include continued service, performance and/or other conditions.
•Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100 percent of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than 10 years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.
•Stock Payments; Other Incentive Awards and Cash Awards. Stock payments are awards of fully-vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to, or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.
•Dividend Equivalent Rights. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed, or expires, as determined by the plan administrator.

Certain Transactions
The plan administrator has broad discretion to equitably adjust the provisions of the Inducement Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control of the Company (as defined in the Inducement Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for outstanding awards, then all awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order,” or such other consideration as it deems suitable.
Stockholder Approval; Plan Amendment and Termination
Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. The Board may amend or terminate the Inducement Plan at any time; however, except in connection with certain changes in capital structure, stockholder approval will be required for any amendment that “reprices” any stock option or SAR (including any grant of cash or another award in respect of any stock option or SAR when the option or SAR price per share exceeds the fair market value of the underlying shares).

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast an advisory, non-binding vote on executive compensation disclosed in this Proxy Statement and as required by Item 402 of Regulation S‑K. Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the 2024 compensation paid to ASGN’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success. We attempt to accomplish this goal in a way that aligns with the long-term interests of our stockholders. We are committed to responsible compensation practices and structures and strive to balance the need to compensate our employees fairly and competitively based on their performance, while assuring that their compensation reflects principles of sound business practice and performance metrics that reward long-term success. This advisory vote is referred to as “say-on-pay.” In light of the fact that a majority of the votes cast at our 2023 annual meeting of stockholders voted in favor of holding an annual advisory vote, our Board has decided that we will hold an annual advisory vote on the compensation of our named executive officers.

The Compensation Committee Chair letter and Executive Compensation Discussion and Analysis section of this Proxy Statement summarize our executive compensation program and the Compensation Committee’s decisions regarding 2024 compensation. Stockholders are urged to read the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement because these sections discuss our compensation philosophy and practices in detail.

The advisory vote set forth in this Proposal Two is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders. The Compensation Committee will consider the outcome of this vote when making future compensation decisions for our executive officers.

Vote Required

Approval of Proposal Two requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

Board Recommendation

The Board unanimously recommends a vote FOR Proposal Two for approval of the resolution above regarding the Company's named executive officers' 2024 compensation.

PROPOSAL THREE – APPROVAL OF THE FIRST AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED 2010 INCENTIVE AWARD PLAN

On April 10, 2025, our Board of Directors approved the First Amendment to the Second Amended and Restated ASGN Incorporated 2010 Incentive Award Plan (the "Incentive Award Plan Amendment", together with the Plan, the "Amended Plan") to, among other things, increase the number of shares we are authorized to issue or award under the Amended Plan by 3.5 million shares (referred to below as the share reserve increase) in addition to the shares that have previously been authorized under the Plan, and to extend the term o the Amended Plan until April 9, 2035. The Board of Directors is requesting that our stockholders approve the Incentive Award Plan Amendment because we believe the availability of an adequate reserve of shares under the Plan is important to our growth and success; if approved by our stockholders, the Incentive Award Plan Amendment will become effective as of June 12, 2025 (the date of this Annual Meeting). The Board believes that it is important that many of our employees and directors receive part of their compensation in the form of equity-based awards to foster their investment in the Company and reinforce the alignment between their financial interests and those of our other stockholders.

Introduction and Stockholder Approval Requirement

The Plan was originally approved by stockholders at the Company’s 2010 Annual Meeting of Stockholders, and an amendment to the plan to increase the number of shares authorized under the plan, among other things, was approved by stockholders at the Company's 2013 Annual meeting. It was further amended in April 2018 to address the Company's name change and in 2019 to increase the number of shares among other things. The Plan permits the Company to grant equity awards covering shares of the Company's stock to directors, employees and consultants of the Company. As of March 31, 2025, the Company had authorized 8,854,333 shares of our common stock for grants of awards under the Plan, awards covering a total of 1,366,895 shares of our common stock were outstanding, and 295,525 shares of our common stock remained available for future grants under the Plan (which excludes the proposed share reserve increase); and the closing sale price of our common stock on that date was $63.02. In addition to increasing the number of shares available under the Plan share limit, the Incentive Award Plan Amendment extends the term of the plan 10 years from the date of the Board's approval to April 9, 2035. Approval of the Incentive Award Plan Amendment will constitute approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to incentive stock options (to the extent required by the Code) and approval pursuant to the NYSE stockholder approval requirements applicable to equity compensation plans. Unless it is approved by our stockholders, the Incentive Award Plan Amendment will not become effective and the Plan will remain in effect in its current form.

The table below sets forth the following information as of March 31, 2025 for: (1) all compensation plans previously approved by stockholders; and (2) all compensation plans not previously approved by stockholders:

As of March 31, 2025	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan	(a)	(b)	(c)
Second Amended and Restated 2010 Incentive Award Plan	1,366,895	—	295,525
Second Amended and Restated 2012 Employment Inducement Incentive Award Plan (plan not approved by stockholders)	300,361	—	19,637
Total	1,667,256	—	315,162

(1)	Outstanding RSUs and PSUs vest and convert to shares of common stock without the payment of consideration. As of March 31, 2025, there were no options, warrants or rights outstanding, and therefore there is no weighted-average exercise price of outstanding options, warrants and rights.

Highlights of Stockholder Protections Under the Amended Plan

We believe that the following characteristics of the Amended Plan protect stockholder interests while providing us a vehicle to grant equity awards, which is a vital component of our compensation program:

•Independent plan administrator. The Compensation Committee, which consists of only independent directors, generally administers the Amended Plan with respect to awards granted to officers (including our named executive officers), employees and consultants.
•Fungible share pool. Under the Amended Plan, full value awards (such as restricted stock and restricted stock units) deplete the share reserve by 1.53 shares for each share subject to the full value award, thereby fairly reflecting the higher value of these awards as compared to stock options or stock appreciation rights.
•Grant ratio. 1.53:1 grant ratio on full value awards (meaning that each share subject to any equity award other than a stock option or stock appreciation right will reduce the number of shares available for grant under the Amended Plan by 1.53 available shares).
•No discount stock options or stock appreciation rights. Under the Amended Plan, stock options and stock appreciation rights may not be granted with an exercise or strike price lower than the fair market value of the shares of stock underlying such award on the grant date.
•No repricing or repurchasing of stock options or stock appreciation rights without stockholder approval. The Amended Plan prohibits, without stockholder approval in advance: (i) the amendment of options or stock appreciation rights to reduce the exercise price; and (ii) the replacement of an option or stock appreciation right with cash or any other award when the price per share of the option or stock appreciation right exceeds the fair market value of underlying shares.
•No payment of dividends on unvested awards prior to the vesting of such awards. The Amended Plan does not permit the payment of dividends or dividend equivalents with respect to awards granted under the Amended Plan unless and until the underlying award vests.

Why the Board Believes You Should Vote for Approval of the Incentive Award Plan Amendment
The Board recommends a vote for the Incentive Award Plan Amendment because it believes it is in the best interest of the Company and its stockholders for the following reasons:

•Attracting, retaining and motivating talent are critical to our success. Through the Amended Plan, we can offer talented and motivated executives, directors, and key employees who are critical to our success an opportunity to acquire or increase a direct proprietary interest in our operations and future success. This aligns the interests of those service providers with the interests of our stockholders.
•Our business is built around people. As a human capital consulting and staffing company, our employees, not a product or process, are our most important asset. The availability of equity incentives under our Amended Plan is critical to retain and motivate those individuals who build and sustain important relationships on which the success of our business depends.
•Our executive compensation program supports stockholder value. Long-term incentive compensation is an integral component of our compensation philosophy, as described below, as the Company believes that long-term incentive compensation for our executive officers and key employees drives performance. Providing long-term incentives in the form of equity awards is a way to drive performance while further aligning the interests of our employees and directors with the interest of our stockholders. Further, it is important for us to offer and maintain a compensation package that is competitive within our industry, which we believe requires the use of equity awards as a substantial component of compensation.
•Replacing equity awards with cash payments may not be in the best interest of our stockholders. If stockholders do not approve the Amended Plan, we will only have limited shares available to grant equity awards to directors, executives and key employees in the near term and we will have to revise our compensation philosophy and components, including substantially increasing cash incentive levels, in order to remain competitive with our peers. We believe that our stockholders’ interests would be better served by the use of equity compensation incentives. Other sources of compensation, including cash bonuses, do not carry the same value in terms of long-term alignment of the interests of key employees with our stockholders. Furthermore, lack of available equity incentives would force us to direct more cash and other resources toward executive compensation and away from other useful development of our business.
•The Amended Plan, in many cases, only pays out incentives based on the attainment of results. Many awards issued under the Amended Plan vest and become payable only upon achievement of certain financial results or other performance objectives, the attainment of which benefits us and our stockholders. We believe that passage of the Amended Plan is crucial to incentivizing key employees to achieve financial results for the Company.
•We believe that ASGN has demonstrated reasonable equity compensation practices. Our stockholders approved the issuance of an additional four million shares at our 2013 Annual Meeting of Stockholders, and another 2.7 million shares in 2019. We have continued to utilize that replenishment responsibly such that six years later, 295,525 shares still remain available as of March 31, 2025, and we believe that the proposed aggregate share reserve would be sufficient for several years to come, assuming we continue to grant awards consistent with our current practices and historical usage. To the extent that we grant any awards under the Plan between March 31, 2025 and June 12, 2025, the available share reserve under the Amended Plan will be reduced from 3,795,525 shares (i.e., the remaining available reserve as of March 31, 2025 (295,525 plus 3.5 million shares) by the number of shares that we grant under the Plan during such period.

•We believe that the proposed share reserve increase is reasonable and appropriate. In determining the number of shares in the proposed increase of shares available under the Amended Plan, the Compensation Committee and the Board considered the dilution if the new share authorization is approved (as mentioned above). The Board considered the long-term growth of the Company and that shares of Company stock over the long term have reflected the positive performance of the Company. They also considered that awards made under the Plan generally vest over a period of time, thereby encouraging employees’ commitment to the Company.

Description of the Incentive Award Plan Amendment
A description of the principal features of the Incentive Award Plan Amendment is set forth below and is qualified in its entirety by the terms of the Plan, which is attached as Exhibit 10.4 to our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC, and a copy of the proposed Incentive Award Plan Amendment which is attached to this proxy statement as Annex B. The material amendments proposed to the Plan are:
•An increase of 3.5 million shares to the number of shares available under the plan; and
•An extension of the term of the plan for 10 years to April 9, 2035.
Eligibility; Administration. Employees, directors and consultants of the Company, and certain of its subsidiaries are eligible to receive awards under the Amended Plan. The following individuals are eligible to participate in the Plan as of December 31, 2024: approximately 8,700 full-time regular employees, 14,500 contract professionals and nine non-employee directors. The Plan currently is, and the Amended Plan will be, administered by our Compensation Committee, which may delegate its duties and responsibilities to subcommittees of our director and/or officers, subject to certain limitations that may be imposed under applicable law or regulation, including Section 162(m) of the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The Board currently administers the Plan with respect to awards to non-employee directors, and will continue to administer such awards under the Amended Plan. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended Plan, subject to its express terms and conditions.
Limitation on Awards and Shares Available. The Amended Plan permits the Company to grant equity awards covering shares of the Company's stock to employees, directors and consultants of the Company. Shares of our common stock covered by outstanding awards that are forfeited will be added to the share limit, as described in more detail below. Shares issued under the Amended Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. The number of authorized shares will be reduced by 1 share for each share issued pursuant to a stock option or SAR and by 1.53 shares for each share subject to a “full-value” equity award (which generally include awards other than stock options and SARs, such as restricted stock, RSUs and PSUs). The following types of shares are added back to the available share limit under the Amended Plan: (i) shares subject to awards that are forfeited, expire or are settled for cash, (ii) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, and (iii) shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Amended Plan: (i) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options. Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction will not reduce the shares authorized for grant under the Amended Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended Plan during any rolling three-year period is two million and the maximum amount that may be paid in cash pursuant to the Amended Plan to any one participant during any rolling three-year period is $10 million.

Awards. The Amended Plan provides for the grant of stock options, including incentive stock options ("ISOs") and nonqualified stock options ("NQs"), restricted stock, dividend equivalent rights, stock payments, deferred stock, RSUs, performance shares, other incentive awards, SARs and cash awards. Certain awards under the Amended Plan may constitute or provide for a deferral of compensation, subject to Code Section 409A, which may impose additional requirements on the terms and conditions of such awards. All awards are to be set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards are generally to be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows:

•Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NQs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other Code requirements are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.
•Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100 percent of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of an SAR may not be longer than 10 years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.
•Restricted Stock; Deferred Stock; RSUs; Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remains forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Dividends will not be paid on restricted stock awards unless and until the shares vest. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Vesting conditions determined by the plan administrator may apply to restricted stock, deferred stock, RSUs and performance shares, and may include continued service, performance and/or other conditions.
•Stock Payments; Other Incentive Awards; Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.
•Dividend Equivalent Rights. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on awards under the Amended Plan unless and until such awards have vested.

Performance Awards. All awards may be granted as performance awards (in addition to those identified above as performance awards), meaning that any such award will be subject to vesting and/or payment based on the attainment of specified performance goals. Performance awards intended to constitute "qualified performance-based compensation," or QPBC, within the meaning of Code Section 162(m), are granted with applicable performance criteria selected from the list below in accordance with the requirements of Code Section 162(m). For purposes of the Amended Plan, one or more of the following performance criteria may be used in setting performance goals applicable to performance awards: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv)
funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of common stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value, (xxiv) adjusted earnings before interest, taxes, depreciation and amortization, (xxv) net operating profit after tax and (xxvi) relative total stockholder return, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Amended Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the Amended Plan, as well as the terms and conditions of existing and future awards, in order to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards. In the event of a change in control of the Company (as defined in the Amended Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for outstanding awards, then all awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability; Participant Payments; Clawback. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable. All awards will be subject to any Company clawback policy as set forth in such clawback policy or the applicable award agreement.

Plan Amendment and Termination. The Board may amend or terminate the Amended Plan at any time; however, except in connection with certain changes in capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Amended Plan or “reprices” any stock option or SAR (including any grant of cash or another award in respect of any stock option or SAR when the option or SAR price per share exceeds the fair market value of the underlying shares), or to the extent necessary to comply with applicable law. No award may be granted pursuant to the Amended Plan after March 9, 2035.

Material Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•Non-Qualified Stock Options. If an optionee is granted an NQ under the Amended Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NQs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, deferred stock, performance share awards, performance awards, stock payments, dividend equivalents, cash awards and other incentive awards are generally subject to tax at the time of payment.

Section 409A of the Code. Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Amended Plan and awards granted under the Amended Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

The number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended Plan in the future will be determined in the discretion of the Board or Compensation Committee, and neither the Board nor the Compensation Committee has made any determination to make future grants to any persons under the Amended Plan as of the date of this proxy statement other than the annual grant of $185,000 of RSUs that are awarded to our non-employee directors each January. Therefore, it is not possible to otherwise determine the future benefits that will be received by these participants under the Amended Plan.

The table below sets forth summary information concerning the number of RSUs and PSU granted to certain persons under the Amended Plan as of March 31, 2025. The PSUs are listed at their target values, and can be earned at zero to 200 percent. Certain awards set forth in this table for the named executive officers and directors were granted in 2024 and therefore are also included in the Summary Compensation, Grants of Plan-Based Awards and Director Compensation tables set forth in this proxy statement and are not additional awards. The closing price of our common stock on March 31, 2025 was $63.02.

Name and Position	Restricted Stock Units (RSUs and PSUs) (#)
Theodore S. Hanson, Chief Executive Officer	198,938
Randolph C. Blazer, Executive Vice Chairman and former President	26,773
Marie L. Perry, EVP, Chief Financial Officer	52,980
Jennifer H. Painter, SVP, Chief Legal Officer and Secretary	43,478
Rose L. Cunningham, VP, Chief Accounting Officer and Controller	11,187
All current named executive officers (as a group)	333,356
All current non-executive officer directors (as a group)	11,078
Brian J. Callaghan, Director and nominee	1,116
Maria R. Hawthorne, Director and nominee	1,116
Edwin A. Sheridan IV, Director and nominee	1,116
Each associate of any such directors, executive officers or nominees	—
Each other person who received or is to receive five percent of such rights	—
All employees except current executive officers as a group	1,322,822

Vote Required

Approval of Proposal Three requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.
Board Recommendation

The Board unanimously recommends a vote FOR Proposal Three for approval of the Incentive Award Plan Amendment.

PROPOSAL FOUR – APPROVAL OF THE FIRST AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED 2010 EMPLOYEE STOCK PURCHASE PLAN

Introduction
The Company's 2010 Employee Stock Purchase Plan was originally approved by stockholders at the Company's 2010 Annual Meeting of Stockholders, and an amendment to address the Company's name change occurred in April 2018. In June 2020 stockholders approved an additional amendment to extend the termination date of the plan to be upon the discretion of the Company's Board. On April 10, 2025, the Company's Board of Directors approved the First Amendment to the Company's Second Amended and Restated 2010 Employee Stock Purchase Plan (the "ESPP Amendment", and together with the ESPP, the "Amended ESPP") in order to add shares to the plan.

Under the Amended ESPP, we may grant our employees and employees of designated subsidiaries the opportunity to purchase shares of our common stock at a discount. The purpose of the Amended ESPP is to facilitate purchases of our common stock by employees and to encourage employees to remain in the employment of the Company. The Amended ESPP allows eligible employees to purchase common stock of the Company through payroll deductions at 85 percent of the lower of the market price on the first day or the last day of semi-annual offering periods. The Amended ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423.
Why You Should Vote for the ESPP Amendment

The Amended ESPP is an Important Benefit to our Employees and Aligns Incentives with our Stockholders. The Board of Directors is requesting that our stockholders approve the ESPP Amendment because we believe the Amended ESPP is an important and valued benefit to our employees and want to continue to be able to make it available to our employees. The Board believes that it is important that our employees be allowed to contribute a percentage of their compensation to the purchase of the Company's stock at a discount which provides for an alignment between our employees financial interests and those of our other stockholders.

Also, our Amended ESPP is broad-based, which has worked to build stockholder value by attracting and retaining talented employees. We believe we must continue to offer a competitive equity participation plan in order to attract and motivate talent necessary for our growth and success.

The Amended ESPP Will No Longer Have Shares Available for Grant. Under our current forecasts, the Amended ESPP will run out of shares available for grant in less than one year, and we will not be able to continue to offer this benefit to our employees. This assumes that our employees participate at their historical levels and our stock price remains generally consistent with our current stock price.

Description of the Amended ESPP

A summary of the principal features of the Amended ESPP is set forth below and is qualified in its entirety by the terms of the Amended ESPP, which is attached as Exhibit 10.3 to our Annual Report on Form 10-K for the year ended December 31, 2024, and a copy of the ESPP Amendment, which is attached to this Proxy Statement as Annex C.

Administration
The Amended ESPP is administered by a committee of the Board which is the Compensation Committee. The plan administrator has broad authority to administer and construe the Amended ESPP and to make determinations with respect to awards, eligible participants, designated subsidiaries and other matters pertaining to plan administration.

Common Stock Reserved for Issuance under the ESPP
A total of 3.5 million shares of our common stock had previously been authorized for grant under the ESPP, and we are asking for approval of an additional four million shares under the ESPP Amendment. There are 198,256 shares remaining available for purchase under the plan as of March 31, 2025. The common stock made available for sale under the Amended ESPP may be unissued shares, treasury shares or shares reacquired in private transactions or open market purchases. In computing the number of shares of common stock available for grant, shares relating to options which terminate prior to exercise will be available for future grants of options.

Participating Subsidiaries and Sub-plans
The plan administrator may designate certain of our subsidiaries as participating subsidiaries in the Amended ESPP and may change these designations from time to time. Each of our domestic subsidiaries holding employees, direct or indirect, participate in the Existing ESPP and would continue to do so unless changed by the plan administrator. The plan administrator may also adopt sub-plans in order to ensure that the terms of the Amended ESPP, as applicable to any non-U.S. participating subsidiaries, comply with applicable foreign laws.

Eligible Employees
Our employees and those of our participating subsidiaries are generally eligible to participate in the Amended ESPP, though employees who own five percent or more of the combined voting power or value of all classes of our stock or the stock of one of our subsidiaries are not allowed to participate in the Amended ESPP. Under applicable tax rules, the plan administrator may also exclude certain categories of employees from participation in the Amended ESPP. Currently (and thereafter unless changed by the plan administrator), the following employees are excluded from participation in offerings under the Amended ESPP: (1) employees who have been in our employ or in the employ of a designated subsidiary for less than 30 days; (2) non-U.S. employees, and (3) employees whose customary employment with us or a designated subsidiary is 20 hours of less per week and/or not more than five months per calendar year.

Participation
Eligible employees may generally elect to contribute up to 50 percent of their compensation (as defined in the ESPP) during an offering period under the terms of the Amended ESPP (though the plan administrator may set a lower maximum percentage and has set the maximum at 25 percent currently (and thereafter unless changed by the plan administrator).

Options granted under the Amended ESPP are exercisable on certain exercise dates only through funds accumulated by an employee through payroll deductions made during the applicable offering period and any such funds that are not used to purchase shares for fractional share amounts will be carried forward to the next offering period. Participants may not accrue the right to purchase stock under the Amended ESPP (or any other tax-qualified stock purchase plan) with a fair market value exceeding $25,000 for each calendar year in which applicable rights are outstanding at any time. Participation in the Amended ESPP is voluntary.

Offering Periods
Under the Amended ESPP, employees are offered the option to purchase shares of our common stock at a discount on the last trading day of each offering period (the exercise date). The plan administrator may designate varying offering periods (including periods that overlap), but the current offering periods run for six months, commencing on April 1 and October 1 of each year. The offering periods run for semiannual periods from April 1 through September 31 and from October 1 through March 31, unless otherwise designated by the plan administrator in the future. The option purchase price is 85 percent of the closing price of our common stock on either the first trading day of the offering period or the last trading day of the offering period, whichever is lower, as reported by the NYSE. Unless a participant has previously canceled his or her participation in the Amended ESPP, an amount equal to the amount credited to his or her ESPP account shall be used to purchase the maximum number of whole shares of our common stock that can be purchased for that offering period, subject to individual and aggregate share limitations under the Amended ESPP. No fractional shares will be issued. A participant may cancel his or her payroll deduction authorization no later than 15 calendar days prior to the exercise date of any offering period. Upon cancellation, the participant may elect either to withdraw all of the funds then credited to his or her ESPP account and withdraw from the ESPP or have the balance of his or her account applied to the purchase of whole shares of common stock that can be purchased for the offering period in which his or her cancellation is effective.

Termination of Employment
If a participant dies during an offering period, the participant’s estate or beneficiary may elect to use amounts credited to the participant’s account to purchase shares at the end of the relevant offering period or may elect to have such amounts returned to the estate or beneficiary. If a participant experiences a disability (as defined in the Amended ESPP) within three months prior to the end of an offering period, the participant may elect to purchase shares at the end of the relevant offering period or to have amounts credited to the participant’s account returned. Upon any other termination of employment, amounts credited to a participant’s account will be returned to the participant.

Transferability
Options granted under the Amended ESPP are not transferable and are exercisable only by the participant. In addition, without the consent of the plan administrator, no shares of common stock purchased under the Amended ESPP may be transferred by the participant before the first anniversary of the exercise date on which such shares were purchased, other than by will or pursuant to the laws of descent and distribution. This transfer restriction on shares will not apply to any transfer of shares to us or in connection with a liquidation or corporate transaction involving us.

Adjustments
In the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, sale, transfer, exchange or other disposition of all or substantially all of our assets, or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities, or other similar corporate transactions or events, the plan administrator has broad discretion to equitably adjust awards under the Amended ESPP to prevent the dilution or enlargement of benefits under outstanding awards as a result of such transaction.

Insufficient Shares
If the total number of shares of common stock which are to be purchased under outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Amended ESPP, the plan administrator will make a pro rata allocation of the available shares on a uniform and equitable basis, and unless additional shares are authorized under the Amended ESPP, no further offering periods will take place. In this event, excess payroll deductions will be refunded to participants.

Amendment and Termination of the Amended ESPP
The plan administrator has the right to amend, suspend, or terminate the Amended ESPP at any time and from time to time to any extent that it deems advisable. However, absent the approval of our stockholders, the plan administrator may not amend the Amended ESPP: (1) to increase the maximum number of shares that may be purchased under the plan; (2) change the plan in any manner that would cause the plan to no longer be an “employee stock purchase plan” within the meaning of Code Section 423. The Amended ESPP may be terminated upon the discretion of the Company's Board. No further offerings will take place once all shares of common stock available for purchase thereunder have been purchased unless stockholders approve an amendment authorizing new shares under the Amended ESPP.

Federal Income Tax Consequences
The material federal income tax consequences of the Amended ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the Amended ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

The Amended ESPP is intended to be an "employee stock purchase plan" within the meaning of Code Section 423. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Amended ESPP. If the participant sells or otherwise disposes of the purchased shares within two years after the date on which the purchase right relating to those shares was granted (which is typically the first day of the applicable offering period) or within one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction in the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the participant. Any further gain or loss to the participant upon disposition will be capital gain or loss. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and the Company will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

If the participant sells or disposes of the purchased shares more than two years after the date on which the purchase right relating to those shares was granted and more than one year after the purchase date of those shares, or if the participant dies while holding the shares, then the participant (or his or her estate) will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15 percent of the fair market value of the shares on the date of grant of the purchase right. The Company will not be entitled to an income tax deduction with respect to such disposition. Any further gain or loss to the participant upon disposition will be capital gain or loss. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participant has a long-term capital loss for the difference between the sale price and the purchase price.

New Plan Benefits
Because the number of shares that may be purchased under the Amended ESPP will depend on each employee's voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. Therefore, it is not possible to determine the future benefits that will be received by participants in the Amended ESPP. No shares of common stock have been issued with respect to the share reserve increase for which stockholder approval is sought under this Proposal Four.

ESPP Options Granted Since Inception
During 2024, the number of shares of common stock purchased under the ESPP was 236,050. The purchases were funded by payroll deductions from the eligible employees who purchased shares. The table below provides details on shares purchased under the ESPP from its inception through March 31, 2025, and the dollar value of those awards. The closing sale price of our common stock on March 31, 2025 was $63.02.

Name	No. of Shares	Dollar Value(1)
Theodore S. Hanson	1,101	$56,397
Randolph C. Blazer	1,923	140,187
Marie L. Perry	278	17,520
Jennifer H. Painter	2,393	177,480
Rose L. Cunningham	—	—
All current executive officers (as a group)	5,695	$391,584
All current non-executive officer directors (as a group)	N/A	N/A
Each associate of any such directors and executive officers	—	—
Each other person who received or is to receive five percent of such rights	—	—
All employees (except current executive officers) as a group	3,296,049	$191,682,696

(1) Based on the closing price of our common stock on the applicable purchase date.

 Vote Required

Approval of Proposal Four requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

Board Recommendation

The Board unanimously recommends a vote FOR Proposal Four for approval of the ESPP Amendment.

PROPOSAL FIVE – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP ("Deloitte & Touche") as our independent registered public accounting firm to audit ASGN’s consolidated financial statements for the fiscal year ending December 31, 2025, and is asking stockholders to ratify this appointment at the Annual Meeting.

Starting with its appointment in 1987 to audit the 1986 consolidated financial statements of a predecessor entity of the Company, Deloitte & Touche, or its predecessor firms, has continually served as our independent registered public accounting firm and performed annual audits of our consolidated financial statements. A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Information regarding fees billed by Deloitte & Touche for the years ended December 31, 2024 and December 31, 2023 is set forth herein.

Our Bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance practice. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche, but may ultimately determine to retain Deloitte & Touche as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of ASGN and our stockholders.

Principal Accountant Fees and Services

The following table sets forth fees for professional services rendered by Deloitte & Touche for the audit of ASGN’s financial statements for fiscal years 2024 and 2023, and fees billed for tax and all other services rendered by Deloitte & Touche for fiscal years 2024 and 2023:

	2024	2023
Audit Fees (1)	$3,778,000	$3,658,000
Audit-related Fees (2)	682,846	—
Tax Fees (3)	68,250	—
All Other Fees(4)	—	—
(1) Represents aggregate fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, audit services provided in connection with other statutory or regulatory filings, and the audit of internal controls pursuant to section 404 of the Sarbanes-Oxley Act of 2002.
(2) Represents fees for services provided to ASGN that are for assurance and related services, and are reasonably related to the performance of the audit or review of our financial statements. These services include, but are not limited to, due diligence for acquisitions and internal control reviews. None of these fees were for services related to the design or implementation of financial information systems.
(3) Represents fees for tax advisory services.

(4) There were no other fees paid to Deloitte & Touche during the years presented.

Vote Required

The ratification of the appointment of Deloitte & Touche requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

Board Recommendation

Our Board unanimously recommends that our stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025. Unless a contrary choice is specified, shares represented by proxies will be voted FOR ratification of the appointment.

REPORT OF THE AUDIT COMMITTEE

To the extent that this Proxy Statement is incorporated by reference into any other filing by ASGN under the Securities Act or the Exchange Act, this section entitled “Report of the Audit Committee” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Since June 2024, the Audit Committee has consisted of Ms. Hawthorne (Chair), Mr. Callaghan and VADM Dyer. In June 2024, Ms. Hawthorne had taken over the role of chair from retiring member Marty Kittrell, and VADM Dyer replaced retiring member Mariel Joliet. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Pre-approval of Audit and Non-Audit Services

All audit-related services, tax services and other services performed by our independent registered public accounting firm are pre-approved by the Audit Committee, which concludes that the provision of these services by Deloitte & Touche LLP is compatible with the maintenance of Deloitte & Touche LLP’s independence in the conduct of its auditing functions. The Audit Committee Charter, most recently reviewed in September 2024, provides for pre-approval of policies and procedures with respect to the approval of audit or non-audit services consistent with applicable laws, rules and regulations, and the requirements of the NYSE. Pursuant to such policies and procedures, the Audit Committee may delegate to a member the authority to pre-approve certain auditing services and non-audit services.

Filing of Audited Financial Statements with Annual Report for 2024

The Audit Committee reviewed and discussed ASGN’s audited consolidated financial statements for the year ended December 31, 2024 with management. The Audit Committee also discussed with Deloitte & Touche LLP, ASGN’s independent registered public accounting firm, the accountant’s responsibilities, any significant issues arising during the audit and other matters required to be discussed by Auditing Standards No. 1301, Communication with Audit Committees. The Audit Committee received the written disclosures and letter from ASGN’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with ASGN’s accountants its independence. Based on its review of such documents and the discussions noted above, the Audit Committee recommended to the Board that ASGN’s consolidated financial statements for the year ended December 31, 2024 be included in its Annual Report on Form 10-K for that fiscal year for filing with the SEC.

Respectfully submitted,

Maria R. Hawthorne (Chair)
Brian J. Callaghan
Joseph W. Dyer

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers address some questions you may have regarding the matters to be voted upon at the Annual Meeting. These questions and answers may not address all questions that may be important to you as an ASGN stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

Who is soliciting my vote?
The Board of ASGN is soliciting your vote at the 2025 Annual Meeting of Stockholders for the following matters:

Proposal 1: the election of Brian J. Callaghan, Theodore S. Hanson, Maria R. Hawthorne and Edwin A. Sheridan, IV as directors for three-year terms to expire at our 2028 Annual Meeting of Stockholders;

Proposal 2: an advisory vote to approve the Company's named executive officer compensation for the year ended December 31, 2024;

Proposal 3: approval of the First Amendment to the Company's Second Amended and Restated 2010 Incentive Award Plan;

Proposal 4: approval of the First Amendment to the Company's Second Amended and Restated 2010 Employee Stock Purchase Plan; and

Proposal 5: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.

If any such other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the persons named as proxies shall vote the shares represented thereby in their discretion.

What is included in the proxy materials?
Proxy materials include this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”) filed with the SEC on February 24, 2025. The Company will provide without charge to each person solicited hereunder, upon the written request of any such person, a copy of this Proxy Statement and the Annual Report, including the financial statements and the financial statement schedules thereto. This Proxy Statement and our Annual Report are available free of charge on our website at www.asgn.com. Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this Proxy Statement.

Who may vote at the Annual Meeting?
The Board has set April 16, 2025 as the record date for the Annual Meeting. If you were the owner of shares of ASGN common stock at the close of business on April 16, 2025, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares held directly in your name with our transfer agent as a “holder of record” and shares held for you in an account with a broker, bank or other nominee (shares held in “street name”).

Delivery of Proxy Materials: What is Notice and Access?

In accordance with the e-proxy rules of the SEC, we will mail a Notice of 2025 Annual Meeting of Stockholders to our stockholders of record, and brokers, bank and other nominees (collectively, “nominees”) who hold shares on behalf of beneficial owners (also called “street name holders”) on or about April 24, 2025. The notice describes the matters to be considered at the Annual Meeting and how the stockholders can access the proxy materials online. It also provides instructions on how those stockholders can vote their shares. If you received the notice, you will not receive a print version of the proxy materials unless you request one. If you would like to receive a print version of the proxy materials, free of charge, please follow the instructions on the notice. If you hold your shares in street name, you may request paper copies of the Proxy Statement and proxy card from your nominee by following the instructions on the notice your nominee provides you.

A list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting for a period of 10 days before the Annual Meeting. To arrange review of the list of stockholders, please contact Investor Relations at (888) 482-8068. The list will also be available during the virtual Annual Meeting through the meeting website for stockholders who choose to attend.

How many shares must be present to hold the meeting?
 A majority of ASGN’s outstanding shares of common stock as of the record date must be present or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. On April 16, 2025, the Record Date, there were 43,864,078 shares of ASGN common stock outstanding.

How many votes are required to approve each item?
Election of directors (Proposal 1) - Directors shall be elected by the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present. If any nominee for director receives a greater number of votes “against” his or her election than votes “for” such election, our Bylaws require that such person must promptly tender his or her resignation to the Board following certification of the vote. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote.

Approval of the Incentive Award Plan Amendment (Proposal 3) and the ESPP Amendment (Proposal 4) - approval of these amendments requires that holders of a majority of the stock having voting power present in person or represented by proxy vote “for” the proposal. Since abstentions and broker non-votes are considered as present for purposes of the meeting, their non-votes will be counted as voting "against" the proposal.

Other proposals (Proposals 2 and 5) - Stockholder approval of each of the other proposals, including the non-binding votes to approve executive compensation and the ratification of the appointment of an independent registered public accounting firm, requires the vote of the holders of a majority of the stock having voting power in attendance or represented by proxy on such proposal. These votes are advisory and are not binding on the Board or ASGN. However, the Board will review the voting results and take them into consideration. Abstentions will have the same effect as a vote "against" such proposal, and broker non-votes will have no effect on the vote.

How are votes counted?
With respect to each of the agenda items, you may vote "for," "against" or "abstain."

If you sign and submit your proxy card without voting instructions, your shares will be voted FOR the director nominees put forth by the Board, FOR approval of the advisory vote on executive compensation, the Incentive Award Plan Amendment and the ESPP Amendment, and FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

What if I abstain from voting?
If you attend the Annual Meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists and your abstention will have no effect on the election of the nominees (Proposal 1), and the same effect as a vote against the advisory vote proposals (Proposals 2 and 5) and the Incentive Award Plan Amendment and ESPP Amendment (Proposals 3 and 4).

Will my shares be voted if I do not sign and return my proxy card or vote at the meeting?
If you do not sign and return your proxy card or vote at the Annual Meeting, your shares will not be voted. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. If a broker who holds shares for another person does not vote on a particular proposal because that broker does not have discretionary voting power for the proposal and has not received voting instructions from the owner of the shares, then a “broker non-vote” will occur. It is important that you vote your shares.

The election of directors, advisory vote on executive compensation, and votes for the Incentive Award Plan Amendment and ESPP Amendment are non-routine matters, whereas the appointment of our independent registered public accounting firm is a routine matter. Therefore, if your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote on the election of directors, the advisory vote on executive compensation or the votes for the Incentive Award Plan Amendment and ESPP Amendment. However, with regard to the ratification of the appointment of our independent registered public accounting firm, your broker will be permitted to vote your shares at its discretion. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business, but they will not be counted for purposes of determining whether any of the proposals except for the ratification of the Company's independent registered public accounting firm have been approved.

How does the Board recommend that I vote?
The Board recommends that you vote your shares:

Proposal 1: FOR Brian J. Callaghan, Theodore S. Hanson, Maria R. Hawthorne and Edwin A. Sheridan, IV, the director nominees named in this Proxy Statement;

Proposal 2: FOR the proposal regarding an advisory vote to approve the Company's named executive officer compensation for the year ended December 31, 2024;

Proposal 3: FOR approval of the Incentive Award Plan Amendment;

Proposal 4: FOR approval of the ESPP Amendment; and

Proposal 5: FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.

What do I need to do now?
All stockholders are urged to vote on the Internet or by telephone by following the instructions on the Notice of 2025 Annual Meeting of Stockholders. If you received a paper copy of this Proxy Statement instead of the notice, you may vote your shares by (a) submitting a proxy on the Internet or by telephone by following the instructions on the proxy card or (b) completing, dating and signing the proxy card included with the Proxy Statement and promptly returning it in the pre-addressed, postage-paid envelope provided. ASGN stockholders may also vote at the Annual Meeting.

Most of our stockholders may vote their shares on the Internet or by telephone. If you vote on the Internet or by telephone, you do not need to return your proxy card. The instructions for voting can be found with your proxy card or on the notice.

How do I vote my shares without attending the Annual Meeting?
If you are a registered stockholder, you may access your proxy card by either:

•Going to the following website:
www.envisionreports.com/ASGN, entering the information             requested, and then following the simple instructions;

•Calling (in the United States, U.S. territories and Canada), toll free 1-800-652-VOTE (8683) on a touch-tone telephone, and following the simple instructions provided by the recorded message; or

•Completing, dating and signing the proxy card included with the Proxy Statement and promptly returning it in the pre-addressed, postage-paid envelope provided.

If you hold your shares in "street name," you need to follow the instructions provided to you by your bank, broker or other holder of record. Your bank or broker may direct you to the following website, www.edocumentview.com/ASGN to view and download the proxy documents.

How do I vote my shares in person at the Annual Meeting?
Even if you plan to attend the Annual Meeting, we encourage you to vote by accessing your proxy card as noted above.

If you choose to vote in person at the Annual Meeting:

•if you are a stockholder of record, you may vote by the ballot to be provided at the Annual Meeting; or

•if you hold your shares in "street" name," you much obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the Annual Meeting.

Please call (888) 482-8068 to obtain directions to attend the Annual Meeting.

What happens if my shares are held in more than one account?
If your shares are held in more than one account, you will receive a voting instrument for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive, or vote your shares in each of the accounts in another manner as described above.

If you requested to receive our Annual Reports and Proxy Statements, and other residents at your mailing address own shares of ASGN stock in “street name,” your bank, broker or other holder of record may have notified you that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that bank, broker or other holder of record. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your bank, broker or other holder of record will send only one copy of our Annual Report and Proxy Statement to your address. Each stockholder in your household will continue to receive a separate voting instruction form.

If you would like to receive your own copy of our Annual Report and Proxy Statement in the future, the Company will promptly deliver, upon oral or written request, a separate copy of the
Annual Report and Proxy Statement to your attention, or if you share an address with another ASGN stockholder or stockholders and together you would like to receive only a single set of ASGN annual disclosure documents, please contact our Investor Relations group by written or telephonic request at ASGN Incorporated, 4400 Cox Road, Suite 110, Glen Allen, Virginia 23060; tel: (888) 482-8068. As a part of this process, you will be asked to provide your name, the name of your bank, broker or other holder of record, and your account number. The revocation of your consent to householding should be effective 30 days following receipt of your instructions.

If you did not receive an individual copy of this year’s Annual Report or Proxy Statement, we will send a copy to you upon a written or oral request. Written requests for such copies should be addressed to ASGN Incorporated, Attention: Investor Relations, 4400 Cox Road, Suite 110, Glen Allen, Virginia 23060. Please contact our Investor Relations group by telephone at (888) 482-8068 with any oral requests for such copies.

May I revoke my proxy and change my vote?
You may revoke your proxy at any time before it is voted by:

•submitting a properly signed proxy card with a later date;

•delivering to the Secretary of ASGN a written revocation notice bearing a later date than the proxy card at 4400 Cox Road, Suite 110, Glen Allen, Virginia 23060;

•voting in person at the Annual Meeting; or

•voting on the Internet or by telephone after you have given your proxy.

How can I find out the results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published on a Form 8-K which will be filed with the SEC within four business days after the Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee is responsible for review, approval or ratification of specific transactions involving the Company in which a “related person” has a direct or indirect material interest. Under SEC rules, “related persons” include directors, officers, nominees for director, five percent stockholders and their immediate family members. Information about our directors and executive officers and persons related to them is collected and updated through annual Directors and Officers Questionnaires. Directors and executive officers provide the names of the entities with which they, and their immediate family members, are affiliated, including board memberships, executive officer positions and charitable organizations. As needed, the Company’s legal department prepares requests for pre-approval or ratification of transactions or relationships involving related persons or parties with which the Company expects to do business. The Audit Committee reviews these requests and, if appropriate, pre-approves or ratifies each transaction or relationship and/or an annual spending limit for the same. The Audit Committee reviewed and approved the below pursuant to the process outlined above.

Apex Systems hired Christopher Hanson as a Consulting Services Director in 2015. Mr. C. Hanson is the brother of our Chief Executive Officer, Theodore Hanson. Mr. C. Hanson receives a base salary and is eligible to receive an incentive bonus commensurate with his position and experience. He does not report to, nor is his compensation reviewed or directed by, our Chief Executive Officer, Mr. T. Hanson.
DELINQUENT SECTION 16(A) REPORT
Section 16(a) of the Exchange Act requires each of our directors and officers and each beneficial owner of more than 10 percent of a registered class of our equity securities to file with the SEC reports of beneficial ownership and subsequent reports regarding changes in such ownership. Based on our records and other information, we believe that each person who was subject to Section 16(a) during 2024 filed on a timely basis all such reports required for the year, with the exception that due to an administrative error, the Form 3 filed for Ms. Obermaier in June 2024 did not include the 200 shares that she beneficially owned at the time of her nomination to our Board, however it had included information regarding her RSU grant and associated tax withholding.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.
WHERE YOU CAN FIND ADDITIONAL INFORMATION

ASGN files annual, quarterly and current reports, proxy statements and other information with the SEC electronically. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements, and other IT technology regarding issuers that file electronically with the SEC. You may also read and copy any of our reports that are filed with the SEC by visiting:

•Our website at www.asgn.com; or
•By contacting our Investor Relations Department at (888) 482-8068.

You may also obtain print copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this Proxy Statement, without charge, by written or telephonic request directed to us at ASGN Incorporated, Attention: Investor Relations, 4400 Cox Road, Suite 110, Glen Allen, Virginia 23060; tel: (888) 482-8068. If you would like to request printed documents, please do so by June 2, 2025 in order to receive them before the Annual Meeting.
INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the Annual Report on Form 10-K for the year ended December 31, 2024 and any documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting.

A copy of ASGN’s Annual Report to Stockholders for the year ended December 31, 2024 on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting, or was referenced in the Notice of 2025 Annual Meeting of Stockholders.
PROPOSALS BY STOCKHOLDERS

Proposals that stockholders intend to present at the 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act must be received by the Company no later than December 25, 2025, for inclusion in the proxy material for that meeting. Pursuant to ASGN’s Bylaws, proposals submitted other than pursuant to Rule 14a-8 or director nominations, must be delivered to the Secretary not less than 30 days nor more than 60 days prior to the date of the meeting. Proposals for director nominations must be delivered to the Secretary not earlier than the close of business on February 12, 2026, the 120th day prior to the first anniversary of the 2025 annual meeting, and not later than the close of business on March 14, 2026, the 90th day prior to the first anniversary of the 2025 annual meeting. Stockholder notices should be delivered to the Secretary at ASGN Incorporated, 4400 Cox Road, Suite 110, Glen Allen, Virginia 23060.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 13, 2026. In connection with our annual meeting of stockholders in 2026, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitor of proxies for that meeting.

MISCELLANEOUS

The cost of soliciting proxies on behalf of the Board will be borne by ASGN. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors, and employees of ASGN and its subsidiaries may solicit proxies by telephone, electronic mail or personal interview without additional remuneration for such activity. ASGN intends to reimburse banks, brokerage houses, and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

By Order of the Board,

Secretary

/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
April 24, 2025

ANNEX A

Reconciliation of Net Income to Performance Target Adjusted EBITDA
for the Year Ended December 31, 2024 (in millions)

2024
Net income	$175.2
Interest expense	64.3
Provision for income taxes	64.9
Depreciation and other amortization	38.2
Amortization of intangible assets	58.1
EBITDA	400.7

Stock-based compensation	42.3
Legal settlement expense	3.6
Acquisition, integration and strategic planning expenses	5.4
Adjusted EBITDA	452.0
Other adjustments for performance target(1)	2.6
Performance target Adjusted EBITDA	$454.6
(1) Includes litigation expenses, the effect of changes in foreign exchange rates and other de minimis costs.

Reconciliation of Net Income to Adjusted EBITDA
for the Years Ended December 31, 2020 to 2023 (in millions)

	2023	2022	2021(1)	2020
Net income	$219.3	$268.1	$409.90	$200.3
Less: Income from discontinued operations	—	1.2	178.1	22.7
Income from continuing operations	219.3	266.9	-178.1	177.6
Interest expense	66.4	45.9	37.5	39.7
Provision for income taxes	78.4	96.7	81.6	63.9
Depreciation and other amortization	28.6	26.3	28.0	28.3
Amortization of intangible assets	71.7	65.1	55.7	51.0
EBITDA	464.4	500.9	24.7	360.5

Stock-based compensation	44.0	49.3	39.6	27.4
Legal settlement expense	2.7	—	—	—
Acquisition, integration and strategic planning expenses	6.1	9.2	8.9	4.9
Adjusted EBITDA	$517.2	$559.4	$73.2	$392.8
(1) Net income in 2021 includes the gain on sale of the Oxford business.

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ANNEX B

FIRST AMENDMENT TO
ASGN INCORPORATED
SECOND AMENDED AND RESTATED
2010 INCENTIVE AWARD PLAN

This First Amendment (“First Amendment”) to the ASGN Incorporated Second Amended and Restated 2010 Incentive Award Plan (the “Plan”), is adopted by the Board of Directors (the “Board”) of ASGN Incorporated, a Delaware corporation (the “Company”), effective as of April 9, 2025 (the “Amendment Effective Date”). Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.     The Company currently maintains the Plan.

B.    Pursuant to Section 13.1 of the Plan, the Plan may be wholly or partially amended or otherwise modified at any time or from time to time by the Board, subject to approval by the stockholders of the Company for certain actions, including to increase the Share Limit (as defined in the Plan).

C.    The Board believes it is in the best interests of the Company and its stockholders to, among other things, amend the Plan to (i) increase the Share Limit and (ii) extend the term of the Plan.

AMENDMENT

    The Plan is hereby amended as follows, effective as of the Amendment Effective Date:

1.Section 3.1(a). The first sentence of Section 3.1(a) of the Plan is hereby amended and restated in its entirety with the following:

“Subject to Section 3.1(b) and Section 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (x) 3.5 million and (y) any Shares which were previously available for issuance under the Plan; provided, however, that the Share Limit shall be reduced by 1.53 shares for each Share delivered in settlement of any Full Value Award.”

2.Section 13.1. Section 13.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders, no action of the Administrator may, except as provided in Section 13.2 hereof, (i) increase the Share Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 11.6 hereof. In addition, the Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws. Except as provided in Section 13.10 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth anniversary of April 9, 2025.”

B-1

3.Section 2.36(a). Section 2.36(a) of the Plan is hereby amended by adding the following to the end of such section new items (xxiv), (xxv) an (xxvi) as follows:

“(xxiv) adjusted earnings before interest, taxes, depreciation and amortization, (xxv) net operating profit after tax and (xxvi) relative total stockholder return.”

4.Section 13.16. A new Section 13.16 is hereby created and added to the Plan as follows:

“Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or sale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation and any other claw-back policy adopted to comply with applicable laws, as and to the extent set forth in such claw-back policy or the Award Agreement.”

5.This First Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of the Plan.

6.Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

B-2

ANNEX C

FIRST AMENDMENT TO
ASGN INCORPORATED
SECOND AMENDED AND RESTATED
2010 EMPLOYEE STOCK PURCHASE PLAN

This First Amendment (“First Amendment”) to the ASGN Incorporated Second Amended and Restated 2010 Employee Stock Purchase Plan (the “Plan”), is adopted by the Board of Directors (the “Board”) of ASGN Incorporated, a Delaware corporation (the “Company”), effective as of April 9, 2025 (the “Amendment Effective Date”). Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.     The Company currently maintains the Plan.

B.    Pursuant to Section 11(a) of the Plan, the Plan may amend the Plan at any time and from time to time by the Board or the Committee, provided that approval by the Company’s stockholders shall be required to amend the Plan to increase the number of shares of Stock that may be sold pursuant to Options under the Plan (each, as defined in the Plan).

C.    The Board believes it is in the best interests of the Company and its stockholders to amend the Plan to, among other things, increase the number of shares of Stock that may be sold pursuant to Options under the Plan.

AMENDMENT

    The Plan is hereby amended as follows, effective as of the Amendment Effective Date:

1.Section 2. Section 2 of the Plan is hereby amended and restated in its entirety with the following:

“Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 11 hereof (relating to amendments of the Plan), the Stock that may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 7.5 million shares of Stock. The shares of Stock sold pursuant to Options granted under the Plan may be unissued shares or treasury shares of Stock, or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares is not exercised by any Participant for any reason, or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of this Plan, unless this Plan shall have been terminated, but all shares sold under this Plan, regardless of source, shall be counted against the share limitation set forth above.”

2.Section 11(a). The first sentence of Section 11(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“The Board or the Committee may amend, suspend, or terminate the Plan at any time and from time to time, provided that approval by the Company’s stockholders shall be required to amend the Plan to: (1) to increase (other than an increase pursuant to Section 9(a) hereof) the number of shares of Stock that may be sold pursuant to Options under the Plan, (2) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code or (3) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4).”

3.This First Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of the Plan.

4.Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

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ASGN® Incorporated VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 12:01am, Eastern Time, on June 12, 2025.

Online
Go to www.envisionreports.com/ASGN or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ASGN

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

ASGN Incorporated Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 5.

1. Election of the following Class III Directors for the three-year period expiring at our 2025 Annual Meeting of Stockholders:

Nominee	For	Against	Abstain
01 - Brian J. Callaghan	☐	☐	☐
02 - Theodore S. Hanson	☐	☐	☐
03 - Maria R. Hawthorne	☐	☐	☐
04 - Edwin A. Sheridan, IV	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

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043HUD

2025 Annual Meeting Admission Ticket

2025 Annual Meeting of ASGN Incorporated Stockholders

Thursday, June 12, 2025, 9:00 am. ET
Mandarin Oriental Boston
776 Boylston Street
Boston, MA 02199

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/ASGN

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up atwww.envisionreports.com/ASGN

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ASGN Incorporated

Notice of 2025 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 12, 2025

Jennifer Hankes Painter and Marie L. Perry, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of ASGN Incorporated to be held on June 12, 2025 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Brian J. Callaghan, FOR Theodore S. Hanson, FOR Maria R. Hawthorne, FOR Edwin A. Sheridan, IV, FOR item 2 Advisory vote to approve named executive officer compensation for the year ended December 31, 2024, FOR item 3 Approval of the Company's First Amendment to the Second Amended and Restated 2010 Incentive Award Plan, FOR item 4 Approval of the Company's First Amendment to the Second Amended and Restated 2010 Employee Stock Purchase Plan, and FOR item 5 Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

ASGN® Incorporated VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Online

Go to **www.envisionreports.com/ASGN** or scan the QR code — login details are located in the shaded bar below.

Votes submitted electronically must be received by 12:01am, Eastern Time, on June 12, 2025.

Stockholder Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the ASGN Incorporated Stockholder Meeting to be Held on Thursday, June 12, 2025

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2025 proxy statement and 2024 annual report to stockholders are also available at:

www.envisionreports.com/ASGN

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/ASGN.**
Step 2: Click on **Cast Your Vote or Request Materials.**
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before June 2, 2025 to facilitate timely delivery.

2NOT COY

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Stockholder Meeting Notice

ASGN Incorporated's Annual Meeting of Stockholders will be held on Thursday, June 12, 2025 at 9:00 a.m. EDT, at the Mandarin Oriental Boston, 776 Boylston Street, Boston, MA 02199.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2-5:

1. Election of Directors:
   01 – Brian J. Callaghan
   02 – Theodore S. Hanson
   03 – Maria R. Hawthorne
   04 – Edwin A. Sheridan, IV
2. Advisory vote to approve named executive officer compensation for the year ended December 31, 2024.
3. Approval of the Company's First Amendment to the Second Amended and Restated 2010 Incentive Award Plan.
4. Approval of the Company's First Amendment to the Second Amended and Restated 2010 Employee Stock Purchase Plan.
5. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

- **Internet** – Go to **www.envisionreports.com/ASGN**. Click Cast Your Vote or Request Materials.
- **Phone** – Call us free of charge at 1-866-641-4276.
- **Email** – Send an email to investorvote@computershare.com with "Proxy Materials ASGN Incorporated" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

  To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by June 2, 2025.